Exhibit 10.2

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
by and among
THE SHAREHOLDERS PARTY HERETO
and
GENNEIA S.A.
Dated as of January 6, 2026

TABLE OF CONTENTS

ARTICLE I – DEFINITIONS	5
1.1. Certain Defined Terms	5
1.2. Definitions (Index Table)	12
1.3. General Interpretive Principles	12
ARTICLE II – CERTAIN AGREEMENTS AND UNDERTAKINGS	16
2.1. Relationship of Parties	16
2.2. General Undertakings and Agreements by the Shareholders	16
2.3. Syndication of rights by certain Class A Shareholders	16
ARTICLE III – SHAREHOLDERS	16
3.1. Shareholders Meetings	16
3.2. Voting Requirements	17
3.3. Inspection Rights	19
3.4. Financial Statements	19
3.5. Advisors	19
3.6. Holdings	19
ARTICLE IV – BOARD OF DIRECTORS	20
4.1. Board of Directors	20
4.2. Appointment of Directors	20
4.3. Alternate Directors	21
4.4. Removal and Replacement of Directors and Alternate Directors	21
4.5. No Cumulative Voting Rights	22
4.6. Chairman/Vice Chairman	22
4.7. Voting Requirements	23
4.8. Meetings of the Board	24
4.9. Advisors	25
4.10. Supervisory Committee	25
ARTICLE V – MANAGEMENT	25
5.1. Executive Officers	25
5.2. Audit Committee	26
5.3. Management Committee	26
5.4. Powers of Attorney	28
ARTICLE VI – DISPUTE RESOLUTION	28
6.1. Deadlock	28
ARTICLE VII – TRANSFER RESTRICTIONS	30
7.1. General	30
7.2. Permitted Transfers	31
7.3. Transfers Other than Permitted Transfers	31
7.4. Right of First Refusal	33

TABLE OF CONTENTS
(continued)

7.5. Tag-Along Rights	34
7.6. Extension of Time Periods for Governmental Approvals	35
7.7. Regulatory Transfer	35
7.8. Regulatory Divestment	36
7.9. Mandatory Conversion	37
ARTICLE VIII – ADDITIONAL SHAREHOLDER OBLIGATIONS	37
8.1. Company Equity Issuances	37
8.2. No Other Share Classes	38
8.3. Ethical Business Practices	38
8.4. Sanctionable Practices	38
8.5. Follow-On Offerings	39
ANNEXES & SCHEDULES
ANNEX I – Matters requiring affirmative vote (7.5%)	54
ANNEX II – Matters requiring affirmative vote (3%)	55
ANNEX III – Anti-Corruption Guidelines	56
SCHEDULE 1 – Key Personnel	58
SCHEDULE 2 – Holders of Class A Common Shares	59
SCHEDULE 3 – Notice Addresses	60
EXHIBIT A – Spousal Consent	61

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of January 6, 2026, is entered into by and among Genneia S.A., a sociedad anónima organized under the laws of Argentina (the “Company”), the Class A Shareholders of the Company signatory hereto (together the “Class A Shareholders” and together with the Company, the “Parties”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Article I.
RECITALS
WHEREAS, the Company and its shareholders entered into a shareholders’ agreement dated as of August 24, 2011, of which an amended and restated version was executed on December 4, 2015 (as restated and amended, the “Original Shareholders Agreement”);
WHEREAS, prior to the execution of this Agreement, on December 31, 2021 Banco de Servicios y Transacciones S.A., in its exclusive capacity as trustee of the “Fideicomiso de Garantía JHB OT”, and its respective beneficiaries signed joinders to the Original Shareholders Agreement, becoming Parties to it;
WHEREAS, the Company's shareholders have agreed that, on January 7, 2026 the Company's shareholders meeting will resolve to convert, after the settlement of the Company’s IPO, all previous Class A and Class B Common Stock of the Company into a new Class A of shares, of five (5) votes each;
WHEREAS, prior to the settlement of the Company’s IPO, Argentum Investments I LLC, and LAIG Eolia S.A. will collectively hold 49.71% of the Company’s issued and outstanding capital stock; and Fintech Energy LLC, Jorge Pablo Brito, Delfín Jorge Ezequiel Carballo, and Banco de Servicios y Transacciones S.A., in its exclusive capacity as trustee of the “Fideicomiso de Garantía JHB OT” will collectively hold 49.71% of the Company’s issued and outstanding capital stock;
WHEREAS, following the execution of this Agreement, a yet to be determined trustee (the “SOP Trust Trustee”), in its exclusive capacity as trustee of the “Fideicomiso en Garantía Genneia SOP” (the “SOP Trust”) will hold 0.58% of the Company’s issued and outstanding capital stock; and its respective beneficiaries shall sign joinders to the this Agreement, becoming Parties to it;
WHEREAS, the Class A Shareholders desire this Agreement to be effective as of the date of the settlement of the IPO, to amend, restate and supersede the Original Shareholders Agreement in its entirety, to provide, among other things, for the management and operation of the Business and affairs of the Company and to set forth the rights, preferences and privileges of the Shareholders in respect thereof; and
WHEREAS, the Board of Directors of the Company approved the execution of this Agreement, which shall be binding on the Company, at its meeting held on January 6, 2026.

NOW THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein (the sufficiency of which is acknowledged), and intending to be legally bound, subject to and on the terms and conditions herein set forth, the Parties agree as follows:
Article I
DEFINITIONS
Section I.1.    Certain Defined Terms
As used in this Agreement, the following terms shall have the following meanings:
“Accepting Offeree Shareholder” means each of an Accepting Group Offeree Shareholder and an Accepting At Large Offeree Shareholder.
“Accepting Preemptive Offeree Shareholder” means a Class A Shareholder that has elected its preemptive right to purchase Company Shares or debt convertible into Company Shares pursuant to Section 8.3(b).
“Accepting Regulatory Offeree Shareholder” has the meaning set forth in Section 7.6(d).
“ACL” means the Argentine Companies Law No. 19,550, as amended, and all decrees and resolutions from competent authorities regulating corporate matters governed by such law.
“Affiliate” with respect to any specified Person (the “Principal Person”): (i) any Person that, directly or indirectly, controls, is controlled by, is under common control with, such Principal Person or has the same director, general partner or managing member than such Principal Person; (ii) any director, officer, employee, agent, general partner or managing member of such Principal Person (if such Principal Person is an entity); (iii) with respect to any specified Person controlled by a fund, (A) any Person that is under the control of a fund managed by the same Person that manages such fund or has the same director, general partner or managing member than such fund, (B) transfers of interests or beneficial ownership in such a fund, and (C) any distribution of interests to any investors or limited partners of such fund in connection with the liquidation or reorganization of such fund; (iv) in the case of a Principal Person that is an individual, (A) the spouse, any Immediate Family Member, and the heirs of such individual upon his or her death according to applicable Laws, (B) any trust or similar arrangement established for the benefit of such individual or any Person listed in the foregoing clause (A), and (C) any Person that is, directly or indirectly, controlled by such individual or any Person listed in the foregoing clause (A); provided that no Class A Shareholder shall be deemed an Affiliate of any of the other Class A Shareholders solely by reason of any investment in the Company; provided further that neither the Company nor any Subsidiary of the Company shall be deemed an Affiliate of any Shareholder for purposes of this Agreement. For the purposes of this definition, “Immediate Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, or sibling of such individual. For the purposes of this definition of “Affiliate”, Macro Bank Limited, Banco Macro S.A., Jorge Pablo Brito, Delfín Jorge Ezequiel Carballo, and Banco de Servicios y Transacciones S.A., in its exclusive capacity as trustee of the Fideicomiso en Garantía Herederos JHB, shall each be considered an Affiliate of each other.
“Agreement” means this Genneia S.A. Shareholders’ Agreement, including all schedules, exhibits and annexes hereto, as amended or supplemented from time to time in accordance with the terms hereof.
“Alternate Director” means an alternate member of the Board of the Company.
“Board” means the board of directors of the Company or the board of directors (or similar body) of any Subsidiary of the Company, to the extent applicable.
“Business” shall mean the business conducted by the Company and its Subsidiaries including activities related to natural gas transportation, renewable energy and generation of electricity, among others.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York, United States or in Buenos Aires, Argentina are authorized or obligated by Law or executive order to close.
“CEO” means Chief Executive Officer.
“CFO” means Chief Financial Officer.
“Class” means the Class A Common Shares, or the Class B Common Shares.
“Class A Common Shares” means the issued and outstanding Class A shares of common stock of the Company.
“Class A Shareholder” means each holder of Class A Common Shares.
“Class B Common Shares” means the issued and outstanding Class B shares of common stock of the Company.
“CNV” means the Comisión Nacional de Valores.
“Coercive Practice” has the meaning set forth in Annex III.
“Collusive Practice” has the meaning set forth in Annex III.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Shares” means all issued and outstanding Class A Common Shares and Class B Common Shares.

“control” means (including with correlative meanings, the terms “controlled”, “controlling” and “under common control with”), with reference to a specific Person (other than an individual or a natural person), the possession, directly or indirectly, of the power to appoint and/or remove the majority of the members of the board of directors or other governing body of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, quotas or equity, by contract or otherwise. For the avoidance of doubt, an investment fund, directly or indirectly, managed by a Shareholder, or any of such Shareholder’s Affiliates, shall be considered as controlled by such Shareholder.
“Corrupt Practice” has the meaning set forth in Annex III.
“Deadlock” means any matter that has been proposed in good faith to the Board or to the Class A Shareholders that (i) has not been approved by the Board or the Shareholders (except if the matter has not been approved because of the negative vote or abstention of Directors or Class A Shareholders that represent a Qualified Majority for such Disputed Matter), or (ii) is unable to be considered by the Class A Shareholders or the Board because of failure to constitute a quorum (except if the Directors or the Shareholders that did not attend the relevant Board meeting or Shareholders’ meeting represent a Qualified Majority for such Disputed Matter), at least three (3) times and each successive vote (or failure to constitute a quorum to vote) on such Disputed Matter occurs at least ten (10) days from the previous vote on such Disputed Matter.
“Director” means a member of the Board of the Company or a member of the Board of a Subsidiary of the Company.
“Disputed Matter” means the matter that is the subject of a Deadlock.
“Fair Market Value” means, as to the Class A Common Shares, the cash price at which a willing seller would sell and a willing buyer would buy in an arm’s-length transaction, neither party being under time constraints or under any compulsion to buy or sell, in each case as determined by an Independent Investment Banking Firm selected by the Board in accordance with Section 6.1(c). Whenever the Fair Market Value of the Class A Common Shares is to be determined, such Fair Market Value shall be determined based on a sale of 100% of the Class A Common Shares.
“Fraudulent Practice” has the meaning set forth in Annex III.
“GAAP” means generally accepted accounting practices in Argentina, or, to the extent required or permitted by the CNV, International Financial Reporting Standards, as issued by the International Accounting Standards Board.
“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, national, multinational or supranational, domestic or foreign, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority including any government-owned/government controlled association, organization, or enterprise, or a political party, that has or purports to have, in each case, jurisdiction over the matter in question, including, without limitation, any stock exchange or financial industry regulatory body.
“Groups” means collectively Group A and Group B, and individually and indistinctly, a “Group”.
“Group A” means Argentum Investments I LLC, and LAIG Eolia S.A., and each Group A Transferee, subject to Section 7.2(a)(ii), and each shareholder of Group A, a “Group A Shareholder”. A Group A Shareholder to whom Class A Common Shares from a Group B Shareholder are Transferred shall remain a Group A Shareholder.
“Group A Alternate Director” means an Alternate Director appointed by the Group A Shareholders in accordance with this Agreement that has not resigned or been replaced in accordance with this Agreement.
“Group A Director” means a Director appointed by the Group A Shareholders in accordance with this Agreement that has not resigned or been replaced in accordance with this Agreement.
“Group A Transferee” means each Shareholder that is a Transferee of Class A Common Shares owned by Group A Shareholders other than the Group B Shareholders or any Person that immediately prior to such Transfer was a Group B Transferee.
“Group B” means Fintech Energy LLC, Jorge Pablo Brito, Delfín Jorge Ezequiel Carballo, and Banco de Servicios y Transacciones S.A., in its exclusive capacity as trustee of the “Fideicomiso de Garantía JHB OT”, and each Group B Transferee, subject to Section 7.1(g), and each shareholder of Group B, a “Group B Shareholder”. A Group B Shareholder to whom Class A Common Shares are Transferred from a Group A Shareholder shall remain a Group B Shareholder.
“Group B Transferee” means each Shareholder that is a Transferee of Class A Common Shares owned by Group B Shareholders other than the Group A Shareholders or any Person that immediately prior to such Transfer was a Group A Transferee.
“Independent Director” means any Regular Director which meets the requirements of independence set forth by the regulations sanctioned by the CNV, the SEC, and by any stock exchange on which the Company Shares are publicly listed.
“Independent Investment Banking Firm” means an investment banking firm of internationally recognized standing and with a recognized track record in Argentina that is, in the reasonable judgment of the Person engaging such firm, qualified to perform the task for which it has been engaged and which (i) is not a Class A Shareholder or an Affiliate of a Class A Shareholder and (ii) which has not received remuneration from such Person (or any of its Affiliates) in excess of US$ 500,000 (or the equivalent thereof) (exclusive of fees, commissions and discounts received by such firm as part of an underwriting syndicate in which such firm was not the lead or co-lead manager) during the 24 month period preceding such engagement.
“IPO” means the Company’s initial public offering to the general public of its capital stock on any U.S., Argentine, U.K. or other internationally recognized securities exchange appointed by the Board.
“Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, settlement agreements or awards of any Governmental Authority or arbitrator.
“Key Personnel” means any of the positions listed on Schedule 1 hereto, and any other positions appointed by the Board (in accordance with this Agreement) as Key Personnel.
“Law” means all laws, statutes, ordinances, codes, rules, regulations, decrees, orders, judicial or arbitral or administrative or regulatory judgments, decisions, rulings, awards, orders, writs, judgments, injunctions, decrees, stipulations or determinations issued by or entered by or with any Governmental Authority.
“Lien” means any mortgage, pledge, lien, encumbrance, charge, hypothecation, collateral, assignment, encumbrance, restriction, security interest, claim or equity of any kind or nature whatsoever.
“Money Laundering Activities” means the process of moving funds of illicit origin through a cycle of transformation in order to create the end appearance of legitimately earned funds. The process of moving funds consists of providing, receiving or assisting in transfer of funds.
“Necessary Action” means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by Law) reasonably necessary to cause such result, which actions may include: (a) voting or providing a written consent or proxy with respect to the Company Shares; (b) causing the adoption of shareholders’ resolutions and amendments to the Organizational Documents of the Company or any of its Subsidiaries; (c) causing members of the Board of the Company or a Subsidiary thereof (to the extent such members were nominated or appointed by the Person obligated to undertake the Necessary Action and subject to any fiduciary duties to creditors of the Company or of any Subsidiary thereof (if and to the extent any such fiduciary duties are owed) that they may have as directors of the Company or a Subsidiary thereof) to act in a certain manner or causing them to be removed in the event they do not act in such a manner; (d) executing agreements and instruments; and (e) making, or causing to be made, with Governmental Authorities or other Persons, all filings, approvals, registrations or similar actions that are required to achieve such result.
“Objectionable Practice” means any Coercive Practice, Collusive Practice, Corrupt Practice, Fraudulent Practice, Money Laundering Activities, Terrorist Financing, or Sanctionable Practice.

“Organizational Documents” means, with respect to any Person, the estatutos sociales, articles of incorporation, bylaws and any other constitutive or organizational documents of such Person.
“Party” has the meaning set forth in the preamble to this Agreement.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or any individual or entity with legal capacity recognized by any Law.
“Pro Rata Share” means:
(A)    with respect to any Accepting Group Offeree Shareholder, a percentage of Company Shares equal to the number of Company Shares held by such Accepting Group Offeree Shareholder divided by the number of Company Shares owned by all Accepting Group Offeree Shareholders;
(B)    with respect to any Accepting At Large Offeree Shareholder, a percentage of Company Shares equal to the number of Company Shares owned by such Accepting At Large Offeree Shareholder divided by the number of Company Shares owned by all Accepting At Large Offeree Shareholders;
(C)    with respect to any Accepting Regulatory Offeree Shareholder, a percentage of Company Shares equal to the number of Company Shares owned by such Accepting Regulatory Offeree Shareholder divided by the number of Company Shares owned by all Accepting Regulatory Offeree Shareholders; and
(D)    with respect to any Accepting Preemptive Offeree Shareholder, a percentage of the Declined Preemptive Shares equal to the number of Company Shares held by such Accepting Preemptive Offeree Shareholder divided by the number of Company Shares owned by all Accepting Preemptive Offeree Shareholders in such Accepting Preemptive Offeree Shareholder’s Class.
“Qualified Affiliate” means an Affiliate of any Person (a) that is not a Shareholder in a different Group than such Person, (b) that has agreed in writing (i) to be bound, in respect of all Company Shares it holds, by this Agreement and (ii) prior to ceasing to be such an Affiliate, to Transfer its beneficial interest in all Company Shares and rights and obligations hereunder to such Person or another Qualified Affiliate of such Person; and (c) as to which such Person has agreed in writing to be liable as a primary obligor for the obligations of such Qualified Affiliate hereunder and any other agreement or instrument executed and delivered by such Qualified Affiliate pursuant hereto.
“Qualified Majority” means with respect to any decision or resolution of the Board or the Shareholders, the number of Class A Common Shares required pursuant to Section 3.2 or the number of Directors required pursuant to Section 4.7 to approve such decision or resolution.

“Qualified Pledge” means the voluntary incurrence of a Lien on any Company Shares, pursuant to which the beneficiary of such Lien expressly agrees in writing that (i) such Lien, and any Transfer of Company Shares as a result of its execution or foreclosure in respect of such Lien, will be subject to the transfer restrictions set forth in Article VII and (ii) it shall not exercise any voting rights in respect of such Company Shares prior to such Transfer.
“Qualified Swap” means any Transfer of Company Shares pursuant to a total return swap, “repo” transaction or other similar transaction in which the Transferor retains the power to vote such Company Shares; provided that the counterparty to such swap or “repo” transaction expressly agrees in writing that (i) any Transfer of the Company Shares following its execution or foreclosure in respect of such transaction will be subject to the transfer restrictions set forth in Article VII and (ii) it shall not exercise any voting rights in respect of such Company Shares prior to such Transfer.
“Sanctionable Practice” means any business activity or transaction with any entity, individual or country which at or during the time of such business activity or transaction is included on the lists of sanctioned entities, individuals or countries published and updated from time to time by the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the European Union or the United Nations. “SEC” means the Securities Exchange Commission.
“Subsidiary” means, as to any Person, any other Person controlled by such first Person, whether directly or indirectly through one or more intermediaries.
“Terrorist Financing” means financing terrorists, terrorist acts and terrorist organizations.
“Transfer”, with respect to any Company Shares, means (i) any direct or indirect, voluntary or involuntary transfer, sale, assignment, gift, exchange or other disposal of any Company Shares, including any transfer, sale assignment, gift, exchange or other disposal of any ownership interest in any entity that directly or indirectly holds any Company Shares (including pursuant to any derivative, swap, option or other instrument); (ii) any direct or indirect grant, declaration, creation or disposal of any economic, voting or other right or interest (including preemptive rights) in any Company Shares (including pursuant to any derivative, swap, option or other instrument; (iii) creating or permitting to exist any Lien over any Company Shares; (iv) any entry into any agreement with respect to voting rights attaching to any Company Shares (including granting any power of attorney, proxy or similar right) other than pursuant to this Agreement; or (v) conditionally or unconditionally agreeing to do any of the items in clauses (i) through (iv) above; provided, that the transfer of non-controlling interests in investment funds that directly or indirectly own Company Shares shall not be considered a “Transfer”. For the avoidance of doubt, the Transfer of the Retained Economic Interest, the Remainder Interest and the 25% Interest in respect of a Transferred Interest shall be considered a Transfer of the Company Shares underlying such Transferred Interest.
“Transferee” means any Person that receives Class A Common Shares through a Transfer.

“U.S.” or “United States” means the United States of America.
“US$” or “U.S. Dollar” means the lawful currency of the United States.
Section I.2.    Definitions
In addition to the terms defined in Section 1.1, the following defined terms have the meanings set forth in the locations identified below:

Definition	Location

“25% Holder”	Section 7.8

“25% Interest”	Section 7.8

“Accepting At Large Offeree Shareholder”	Section 7.4(b)

“Accepting Offeree Shareholder”	Section 7.4(a)

“Accepting Regulatory Offeree Shareholder”	Section 7.7(d)

“Adjusted Fair Market Value”	Section 6.1(e)

“Adjusted Qualifying Sale Price”	Section 6.1(e)

“Agreement”	Recitals

“Approved Exchange”	Section 7.2(a)(i)

“Argentum”	Recitals

“At Large Deadline”	Section 7.4(b)

“At Large Sale Agreement”	Section 7.4(b)

“At Large Transfer Date”	Section 7.4(b)

“Audit Committee”	Section 5.2

“Base Sale Transaction”	Section 7.3(b)

“Buyer”	Section 7.5(a)

“Coercive Practice”	Recitals

“Collusive Practice”	Recitals

“Company”	Recitals

“Company Confidential Information”	Section 9.1(a)

“Conditional Drag-Along”	Section 7.3(b)

“Confidential Information”	Section 9.1(a)

“Corrupt Practice”	Recitals

“Deadline”	Section 7.4(a)

“Deadlock Notice”	Section 6.1(a)

Definition	Location

“Declined Preemptive Shares”	Section 8.1(b)

“Designating Shareholder”	Section 4.4(a)

“Discussion Period”	Section 6.1(e)

“Dragging Shareholder”	Section 7.3(b)

“Effective Date”	Section 10.11

“Follow-On Offering”	Section 8.5

“Fraudulent Practice”	Recitals

“Free to Transfer Date”	Section 7.4(c)

“Group A Management Committee Members”	Section 5.3(a)

“Group B Management Committee Members”	Section 5.3(a)

“Group Deadline”	Section 7.4(a)

“Group Sale Agreement”	Section 7.4(a)

“Group Voting Agreement”	Section 3.2(d)

“Indemnified Party”	Section 10.4

“Indemnifying Party”	Section 10.4

“Independent Director”	Recitals

“Intra-Group Drag”	Section 7.3(b)

“Intra-Group Rights”	Section 7.3(b)

“Loss”	Section 10.4

“Management Committee”	Section 5.3(a)

“Mediation”	Section 6.1(b)

“Mediation Period”	Section 6.1(b)

“Modified Sale Transaction”	Section 7.3(b)

“Money Laundering Activities”	Recitals

“Monthly Meetings”	Section 4.8(a)

“New Securities”	Section 8.1(a)

“Objectionable Practice”	Recitals

“Offer Notice”	Section 7.3(a)

“Offer Period”	Section 7.3(b)

“Offer Purchase Price”	Section 7.3(a)

“Offered Assets”	Section 7.3(a)

“Offeree Shareholders”	Section 7.3(a)

Definition	Location

“Official”	Section 8.3

“Original Shareholders Agreement”	Recitals

“Parties”	Recitals

“Permitted Transfer”	Section 7.2(a)

“Proposed Purchaser”	Section 7.3(a)

“Qualifying Sale Price”	Section 6.1(d)

“Regulatory Authorities”	Section 7.7(a)

“Regulatory Deadline”	Section 7.7(d)

“Regulatory Denial”	Section 7.7(a)

“Regulatory Free to Transfer Date”	Section 7.7(e)

“Regulatory Offeree Shareholders”	Section 7.7(b)

“Regulatory ROFR Acceptance Notice”	Section 7.7(c)

“Regulatory ROFR Assets”	Section 7.7(b)

“Regulatory ROFR Notice”	Section 7.7(b)

“Regulatory ROFR Offer”	Section 7.7(b)

“Regulatory ROFR Period”	Section 7.7(c)

“Regulatory ROFR Price”	Section 7.7(b)

“Regulatory Sale Agreement”	Section 7.7(d)

“Regulatory Transfer”	Section 7.7(a)

“Regulatory Transferee”	Section 7.7(a)

“Regulatory Transferor”	Section 7.7(a)

“Remainder Interest”	Section 7.8

“Replacement Director”	Section 4.4(b)

“Resolution”	Section 6.1(b)

“Retained Economic Interest”	Section 7.7

“ROFR Acceptance Notice”	Section 7.3(b)

“ROFR Election”	Section 7.3(b)

“ROFR Offer”	Section 7.3(a)

“Sale Agreement”	Section 7.4(a)

“Sale Deadline”	Section 6.1(e)

Definition	Location

“Sanctionable Practice”	Recitals

“Selling Shareholder”	Section 7.3(a)

“Shareholder”	Recitals

“Shareholder Confidential Information”	Section 9.1(a)

“SOP Trust”	Recitals

“SOP Trust Trustee”	Recitals

“Subject Shares”	Section 7.7(a)

“Subsequent Share Issuance”	Section 8.1(a)

“Subsequent Shareholder”	Section 8.1(a)

“Surplus Group”	Section 4.7(c)(ii)

“Tag-Along Acceptance Notice”	Section 7.3(c)

“Tag-Along Asset Number”	Section 7.5(a)

“Tag-Along Participating Assets”	Section 7.5(a)

“Tag-Along Right”	Section 7.5(a)

“Tag-Along Shareholder”	Section 7.5(a)

“Terrorist Financing”	Recitals

“Transferred Interest”	Section 7.8

“Vacating Director”	Section 4.4(b)
Section I.3.    General Interpretive Principles
(a)    Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”. Unless otherwise specified, the terms “hereof”, “herein”, “hereby” and “hereunder” and similar terms refer to this Agreement as a whole (including the annexes, exhibits and schedules hereto), and references herein to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” refer to Articles or Sections of, or Annexes, Exhibits or Schedules to, this Agreement. In the event that any translated versions of this Agreement differ from the English version, the English version shall control.
(b)    Unless otherwise expressly stated herein, all payments required to be made herein shall be made in U.S. Dollars.

(c)    For purposes of this Agreement, no Class A Shareholder shall be deemed to hold Company Shares solely by virtue of another Class A Shareholder’s obligation to vote such Company Shares in accordance herewith.
Article II
CERTAIN AGREEMENTS AND UNDERTAKINGS
Section II.1.    Relationship of Parties
Nothing herein shall be construed to create a joint venture or general partnership between or among the Parties. Except as expressly authorized by this Agreement or the Organizational Documents of the Company, nothing herein or therein shall be construed to authorize any Party to act as the agent of any other Party, nor to permit any Party to act on behalf of or bind any other Party or to give any Parties the authority to act for or to assume or incur any liabilities on behalf of any other Party.
Section II.2.    General Undertakings and Agreements by the Shareholders
Each Shareholder, in its capacity as a shareholder of the Company to the extent permitted by Law as such requirements relate to the ownership of Company Shares, will, and will instruct and cause each representative and Director nominated by such Shareholder to, and cause the Company to, conduct themselves in accordance with, and to take all Necessary Actions in furtherance of, the terms of this Agreement. Each Class A Shareholder agrees to cause the Organizational Documents of the Company to be conformed to this Agreement in respect of Section 3.1, Section 3.6, Section 4.1_and Section 4.8 and any other Section to be agreed upon by the Parties within sixty days of the Effective Date to the extent permitted by Law; provided that in the event of a conflict between the Organizational Documents of the Company and this Agreement, this Agreement shall control.
Section II.3.    Syndication of rights by certain Class A Shareholders
For all Class A shareholding rights and qualified majorities set forth in this Agreement, the Class A shareholdings of Jorge Pablo Brito, Delfín Jorge Ezequiel Carballo, Banco de Servicios y Transacciones S.A., in its exclusive capacity as trustee of the Fideicomiso en Garantía Herederos JHB, and any and all of their Affiliates shall be considered cumulatively, and the rights arising from them will be exercised solely and exclusively by Jorge Pablo Brito (unless otherwise agreed among them).
Article III
SHAREHOLDERS
Section III.1.    Shareholders Meetings
(a)    Shareholders’ meetings, including Class A Shareholders’ meetings, shall be held in accordance with the provisions of the ACL and this Agreement. Notice of each ordinary and extraordinary Shareholders’ meeting or Class A Shareholders’ meeting shall be provided at least twenty (20) days in advance to all Class A Shareholders through notices delivered in accordance with Section 10.5 in addition to any mandatory notices required by ACL, except in case of Shareholders’ meetings that are held unanimously in accordance with the ACL; provided that all Class A Shareholders hereby unanimously waive any requirement to give prior notice of a Shareholders’ meeting to any Governmental Authority. Each Class A Shareholder shall have the right to attend all ordinary and extraordinary Shareholders’ meetings and participate in and vote at all ordinary and extraordinary Shareholders’ meetings.
(b)    To the extent permitted under the Organizational Documents of the Company and permitted by Law, any Class A Shareholder may participate in a meeting of shareholders by means of conference telephone or videoconference or similar remote communications whereby all persons participating in such meeting can hear and communicate with each other, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting.
Section III.2.    Voting Requirements
(a)    Initially and for so long as any Group individually represents fifteen percent (15%) or more of the Class A Common Shares, any decision or resolution at a Shareholders’ meeting or Class A Shareholders’ meeting, whether with respect to the Company or a Subsidiary of the Company, whether at an ordinary or extraordinary meeting and whether convened on the first or subsequent call (primera o segunda convocatoria), shall require the affirmative vote of any such Group.
(b)    Notwithstanding clause (a) above, for so long as any Group holds seven point five percent (7.5%) or more of the Class A Common Shares but less than fifteen percent (15%) of the Class A Common Shares, any decision or resolution at a Shareholders’ meeting or Class A Shareholders’ meeting, whether with respect to the Company or a Subsidiary of the Company, whether at an ordinary or extraordinary meeting and whether convened on the first or subsequent call, with respect to any matter set forth on Annex I, shall require the affirmative vote of any such Group.
(c)    Notwithstanding clauses (a) and (b) above, for so long as any Group holds three percent (3%) or more of the Class A Common Shares but less than seven point five percent (7.5%) of the Class A Common Shares, any decision or resolution at a Shareholders’ meeting or Class A Shareholders’ meeting, whether with respect to the Company or a Subsidiary of the Company, whether at an ordinary or extraordinary meeting and whether convened on the first or subsequent call, with respect to any matter set forth on Annex II, shall require the affirmative vote of any such Group.
(d)    Notwithstanding clauses (a), (b) and (c) above, if any Group holds less than three percent (3%) of the Class A Common Shares, any decision or resolution at Shareholders’ meeting or Class A Shareholders’ meeting, whether with respect to the Company or a Subsidiary of the Company, whether at an ordinary or extraordinary meeting and whether convened on the first or subsequent call (primera o segunda convocatoria), shall be validly approved on the affirmative vote of a majority of the Class A Common Shares (whether at a Shareholders’ meeting convened on the first or subsequent call).
(e)    Subject to clause (h) below in respect of the SOP Trust, each Shareholder agrees that it shall vote all of its Class A Common Shares in the same manner as a majority of the Class A Common Shares held by the Shareholders of its respective Group (when applicable), and the Shareholders of each Group shall agree prior to any Shareholders’ meeting the vote of such Group; provided that the Shareholders of each Group may agree in writing any minority protections or supermajorities for determining the vote of such Group as such Shareholders shall deem necessary or reasonable (a “Group Voting Agreement”); provided further that each Group Voting Agreement shall require that, if voted, all Class A Common Shares within the same Group be voted unanimously, and any Group Voting Agreement that does not comply with this clause (e) shall be null and void, and the text prior to the enforcement of the provisions of this clause (e) shall apply to the voting of the Class A Common Shares within such Group. Promptly following the execution of a Group Voting Agreement, the parties thereto shall notify each other Shareholder of the existence of a Group Voting Agreement; provided that no Shareholder shall be under any obligation to disclose any provision of any Group Voting Agreement, unless otherwise required by Law.
(f)    Prior to each Shareholders’ meeting, and unless all Class A Shareholders agree to the opposite in writing, a prior meeting shall be held amongst the Class A Shareholders in order to consider each item of the shareholders meeting's agenda. In such prior meeting, a common position will be decided amongst the Class A Shareholders, which shall later vote in the Shareholders’ meeting pursuant to the common position decided in the prior meeting. No common position shall be adopted by breaching the qualified majorities set forth for each Group in this Agreement. Each Class A Shareholder shall cause their respective representatives to vote against any resolution which has not obtained the aforementioned common position in such prior meeting.
(g)    No Group A Shareholder shall enter into any binding agreement with any Group B Shareholder regarding the voting of any Class A Common Shares other than this Agreement (and vice versa); provided that any Subsequent Shareholder may be subject to Group Voting Agreements in respect of the Class A Common Shares such Subsequent Shareholder holds.
(h)    SOP Trust and its beneficiaries covenants and agrees to (1) vote all its Class A Common Shares in the same manner as the Group A and Group B if each Group holds the same position on any decision or resolution at Shareholders’ meeting or Class A Shareholders’ meeting, whether with respect to the Company or a Subsidiary of the Company, whether at an ordinary or extraordinary meeting and whether convened on the first or subsequent call (primera o segunda convocatoria), and (2) do not vote its Class A Common Shares if each Group holds different positions on any decision or resolution described in item (1) above.
(i)    For so long as any Class A Shareholder holds or beneficially owns Class B Common Shares, such Class A Shareholder shall vote all of its Class B Common Shares at any Shareholders’ meeting in the same manner as it is required to vote its Class A Common Shares pursuant to this Agreement. Each such Class A Shareholder shall take all Necessary Action to effect the foregoing and shall not enter into any agreement or grant any proxy or other voting right with respect to its Class B Common Shares that is inconsistent with this Agreement.
Section III.3.    Inspection Rights
Each Class A Shareholder that holds at least two percent (2%) of the Class A Common Shares, through its authorized employees and agents, at their own risk and expense, shall during normal business hours have access to the Company, all sites, offices and facilities of the Company and (except as may be limited by Law and subject to Section 9.1) the right to examine and make copies of any accounts, records and other documents of the Company.
Section III.4.    Financial Statements
The Company shall deliver (a) within the maximum term set forth by applicable Law, annual financial statements (which shall include a consolidated balance sheet, statement of income, statement of changes in stockholders’ equity and statement of cash flows and footnotes thereto) prepared in accordance with GAAP and audited by an internationally recognized auditing firm and (b) within the maximum term set forth by applicable Law, unaudited quarterly financial statements (which shall include a consolidated balance sheet, statement of income, statement of changes in stockholders’ equity and statement of cash flows and customary limited footnotes) prepared in accordance with GAAP.
Section III.5.    Advisors
Each Class A Shareholder shall be entitled to bring to any meeting (at its own cost) such financial, legal and other advisors and public notaries and individuals as he may deem appropriate provided that such advisor, public notary or individual is bound by the provisions of Section 9.1 as if a Class A Shareholder and such Class A Shareholder has provided at least two (2) Business Days’ prior written notice of the presence of such advisor, public notary or individual to each other Shareholder; provided that such advisor, public notary or individual shall not be permitted to speak to other Class A Shareholders except at their request and may be excluded from any meeting or portion thereof if attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such observer.
Section III.6.    Holdings
The Class A Common Shares held by each Class A Shareholder as of the date of this Agreement and the Effective Date shall be set forth in Schedule 2 hereto. The Parties shall take all the Necessary Actions to cause the Company to amend its Organizational Documents so that all the Class A Common Shares be represented in book-entry form (escriturales) and the stock registry book be held and kept by the Company or the deposit agent. Each Class A Shareholder shall notify the Company, and Schedule 2 shall be updated, upon the transfer of any Class A Common Shares or the issuance of any Class A Common Shares or debt convertible into Class A Common Shares.

Article IV
BOARD OF DIRECTORS
Section IV.1.    Board of Directors
The Company shall be managed by the Board, composed of a fixed number of nine (9) regular Directors. The Board shall have responsibility for the supervision and management of the Company’s business (including the business of its Subsidiaries), subject to those matters where consent of the Shareholders is required by Law or the Company’s Organizational Documents. For the avoidance of doubt, the Board may overrule any decision of the Management Committee or any other committee.
Section IV.2.    Appointment of Directors
The right to appoint Directors to the Board shall be allocated between Group A and Group B based on their respective holdings of the total issued and outstanding Class A Common Shares, as follows:
(a) Appointment Rights of Each Group. For so long as a Group holds:
(i)    fifteen percent (15%) or more of the Class A Common Shares, it shall have the right to appoint four (4) Directors;
(ii)     seven point five percent (7.5%) or more but less than fifteen percent (15%), of the Class A Common Shares, it shall have the right to appoint three (3) Directors;
(iii)     three percent (3%) or more but less than seven point five percent (7.5%), of the Class A Common Shares, it shall have the right to appoint two (2) Directors; or
(iv)     less than three percent (3%) of the Class A Common Shares, it shall have the right to appoint one (1) Director;
provided, however, that in respect of subsections (a)(i), (a)(ii) and (a)(iii), at least one (1) Director to be appointed shall qualify as an Independent Director.
(b) Notwithstanding clause (a) above, for so long as any Group holds less than fifteen percent (15%) of the Class A Common Shares, any seat on the Board not filled pursuant to Section 4.2(a) shall be appointed by such Group that holds the majority of Class A Common Shares provided that the ninth (9th) seat on the Board shall be filled by an Independent Director in the manner described in Section 4.2(c) hereinbelow.
(c) The ninth (9th) seat on the Board shall be filled by an Independent Director. Initially and for so long as each Group individually represents three percent (3%) or more of the Class A Common Shares, the position shall be offered to a candidate mutually agreed by both Group A and Group B. In the absence of such mutual agreement prior to the relevant Shareholders' meeting, the right to appoint such Director shall alternate between the Groups. For the first instance in which no agreement is reached, the Director shall be appointed by Group A. For the next instance in which no agreement is reached, the Director shall be appointed by Group B, and so forth, alternating for each subsequent failure to reach a mutual agreement. For so long as any Group holds less than three percent (3%) of the Class A Common Shares, the aforementioned ninth (9th) member of the Board shall be appointed by such Group that holds the majority of Class A Common Shares.
(d) All Directors elected pursuant to this Agreement must meet all requirements of the Law of Argentina.
(e) Should any shareholder of the Company, other than, directly or indirectly, the Class A Shareholders, through the cumulative vote or through any other mechanism or right, be entitled at any time to nominate one or more members of the Board, the Parties shall immediately take such actions – including the increase or reduction of the number of the members of the Board together with the amendment of the By-laws if necessary- so that after the taking of such actions, the Groups are entitled to nominate and to have appointed the Directors set forth in this Section 4.
Section IV.3.    Alternate Directors
(a)    Each Group shall have the right to appoint a number of Alternate Directors that is equal to the number of Directors such Class is entitled to appoint pursuant to Section 4.2 above.
(b)    An Alternate Director shall be entitled to receive notice of all meetings of the Board and attend and vote as such at any meeting at which any Director for whom he or she is the Alternate Director is not personally present, and generally in the absence of such Director to do all the things which such Director is authorized or empowered to do.
(c)    All Alternate Directors elected pursuant to this Agreement must meet all requirements of the Law of Argentina.
Section IV.4.    Removal and Replacement of Directors and Alternate Directors
(a)    The Shareholders of each Group shall have the right, at a meeting of Shareholders of such Group, to remove any Director or Alternate Director appointed by it, with or without cause. Any Director or Alternate Director may be removed for cause at any ordinary or extraordinary Shareholders’ meeting. No Shareholder of a Group shall vote at any ordinary or extraordinary Shareholders’ meeting for the removal of any Director or Alternate Director appointed by the Shareholders of another Group (the “Designating Group”) unless the Shareholders of such Designating Group have voted for the removal of such Director or Alternate Director at such meeting.
(b)    If, as a result of death, disability, retirement, resignation or removal as provided under clause (a) (with or without cause) or otherwise as provided under applicable Law, a Director or Alternate Director vacates the Board (a “Vacating Director”), then the Group that appointed such Vacating Director pursuant to Section 4.2 or Section 4.3, as applicable, shall be entitled to appoint a replacement Director (who meets all applicable Law of Argentina) to fill the vacancy so created (a “Replacement Director”). Each Shareholder of a Group of shares entitled to appoint a Replacement Director pursuant to this clause (b) shall take all reasonable action necessary to cause a meeting of such Group to be called promptly after the creation of such vacancy to vote on the appointment of the Replacement Director to fill the vacancy caused by the Vacating Director; provided that if a Director is removed at a Shareholders’ meeting, the Replacement Director shall be nominated for election to fill such vacancy at the same meeting (if permitted by applicable Law). The remaining Shareholders will also use their reasonable best efforts, if requested by the Shareholders designating the Replacement Director, to cause the Replacement Director (or any other Director appointed by that Group then serving on the Company’s Board) to be promptly elected to fill any vacancy on committee(s) of the Board caused by the Vacating Director.
Section IV.5.    No Cumulative Voting Rights
No Class A Shareholder shall have cumulative voting rights under Section 263 of the ACL, with respect to the election, removal or replacement of Directors or Alternate Directors, unless otherwise unanimously agreed by Class A Shareholders in case any such Class A Shareholder is allowed to vote under Section 263 pursuant to a request made by Class B shareholders at a Shareholders Meeting of the Company and such cumulative voting is advisable in order to comply with terms of this Agreement. Any directors appointed by any such Class A Shareholder upon exercise of cumulative voting shall be one of the directors whose appointment corresponds to such Class A Shareholder pursuant to Section 2.4.
Section IV.6.    Chairman/Vice Chairman
(a)    The Class A Shareholders agree that: (i) Jorge Pablo Brito shall be appointed as the Chairman of the Board; and (ii) as long as Jorge Pablo Brito serves as Chairman of the Board, the Group A Shareholders shall have the right to appoint the Vice-Chairman of the Board.
(b)    If Jorge Pablo Brito resigns, is removed, or is otherwise unable or unwilling to act as Chairman of the Board, and as long as both Groups individually hold seven point five percent (7.5%) or more of the Class A Common Shares, the appointment of the Chairman and Vice-Chairman of the Board shall require the affirmative vote of both Groups. If any Group holds less than seven point five percent (7.5%) of the Class A Common Shares, the appointment of the Chairman and Vice-Chairman of the Board shall require the affirmative vote of the majority of the Directors. Any Chairman appointed pursuant to this subsection (b) must be an Argentine citizen with recognized experience in the Argentine energy sector.
(c)    Neither the Chairman nor the Vice-Chairman acting alone will possess per se legal representation of the Company. Any obligation entered into on behalf of the Company by the Chairman shall not be binding on the Company unless also signed by the Vice-Chairman, and any obligation entered into on behalf of the Company by the Vice-Chairman shall not be binding on the Company unless also signed by the Chairman.

Section IV.7.     Voting Requirements
(a)    Each Director shall be entitled to one (1) vote at meetings of the Board. The Chairman or any Director acting in the role of Chairman will not be permitted an extra vote in the case of any tie on any vote by the Board.
(b)    Qualified majorities are established based on the holdings of the Group which appointed the Directors:
(i)    Initially and for so long as any Group holds fifteen percent (15%) or more of the Class A Common Shares, any decision or resolution at a Board meeting, whether with respect to the Company or a Subsidiary of the Company, shall require the affirmative vote of at least one (1) of the Director(s) nominated and appointed by such Group.
(ii)    Notwithstanding clause (i) above, for so long as any Group holds seven point five percent (7.5%) or more but less than fifteen percent (15%) of the Class A Common Shares, any decision or resolution at a Board meeting, whether with respect to the Company or a Subsidiary of the Company, with respect to any matter set forth on Annex I, shall require the affirmative vote of at least one (1) of the Director(s) nominated and appointed by such Group.
(iii)    Notwithstanding clauses (i) and (ii) above, for so long as any Class A Shareholder holds three percent (3%) or more but less than seven point five percent (7.5%) of the Class A Common Shares, any decision or resolution at a Board meeting, whether with respect to the Company or a Subsidiary of the Company, with respect to any matter set forth on Annex II, shall require the affirmative vote of at least one (1) of the Director(s) nominated and appointed by such Group.
(iv)    Notwithstanding clauses (i), (ii) and (iii) above if any of the Group holds less than three percent (3%) of the Class A Common Shares, any decision or resolution at Board meeting, whether with respect to the Company or a Subsidiary of the Company, shall be validly approved on the affirmative vote of the majority of the Directors.
(c)    Principle of Representative Class A Common Shares in Voting. For so long as each Group holds fifteen percent (15%) or more of the total issued and outstanding Class A Common Shares, the exercise of votes at meetings of the Board by the Directors appointed by both Groups shall be governed by a principle of representative equity, in accordance with the following rule:
(i) For the purposes of this subsection, an “attendance coefficient” shall be calculated for each Group, by dividing the number of its Directors present by the total number of Directors that such Group is entitled to appoint.
(ii) Should the attendance coefficients of both Groups not be identical, the number of voting Directors from the Group with the higher coefficient (the “Surplus

Group”) shall be reduced. The number of voting Directors of the Surplus Group shall be equal to the result of multiplying its total number of entitled Directors by the attendance coefficient of the other Group, rounded down to the nearest integer. Any Directors of the Surplus Group who shall not exercise their right to vote by virtue of this rule shall abstain from voting
(iii) The selection of the Director or Directors who shall abstain from voting shall be at the sole discretion of the Directors of the Surplus Group.
(d)    For the sole purpose of calculating quorum for the meeting, all Directors present shall be counted, including those required to abstain from voting pursuant to this subsection. For the purpose of calculating the required majorities for the approval of any resolution, the votes of the Directors who abstain in accordance with this mechanism shall not be considered as cast.
(e)    Prior to each Board meeting, and unless all Group designee Directors agree to the opposite in writing, a prior meeting shall be held amongst the Group designee Directors in order to consider each item of the Board meeting's agenda. In such prior meeting, a common position will be decided amongst the Group designee Directors, which shall later vote in the Board meeting pursuant to the common position decided in the prior meeting. No common position shall be adopted by breaching the qualified majorities set forth for each Group in this Agreement. Each Group shall cause their respective designee Directors to vote against any resolution which has not obtained the aforementioned common position in such prior meeting.
Section IV.8.    Meetings of the Board
(a)    Unless otherwise agreed by the Board, regular meetings of the Board shall be held at least once every month (the “Monthly Meetings”) and otherwise as circumstances require. Extraordinary Board meetings may be convened upon notice by any Director.
(b)    No meeting of the Board shall be convened on less than seven (7) Business Days’ notice, except that a meeting of the Board may be convened by giving not less than three (3) Business Days’ notice if, in the good faith judgment of the Chairman and Vice-Chairman of the Board, the interests of the Company would be likely to be adversely affected due to a material event if the business to be transacted at such meeting were not dealt with as a matter of urgency, or if all the Directors agree.
(c)    Unless all the Directors agree otherwise, notice of any meeting shall be accompanied by an agenda and by such reasonable supporting materials that the Company, Chairman or Vice-Chairman of the Board or any Director deems necessary or as may be requested by other Directors. Unless all the Directors agree otherwise, the Directors shall be entitled to give notice to each other of items to be added to the agenda; provided, however, that an item may not be added to the agenda unless such notice to add such item is given on or before the fifth (5th) Business Day prior to such meeting (or, if such meeting is convened on less than five (5) Business Days, on or before the third (3rd) Business Day prior to such meeting) with the supporting material for such item. Any notice under this Section 4.8(c) will be deemed duly given on the day of delivery at the place of intended receipt when (A) personally delivered

(including delivery by courier), (B) sent by facsimile transmission or electronic mail (but only if receipt is confirmed by return facsimile transmission or electronic mail) or (C) received after mailing by certified or registered mail, postage pre-paid.
(d)    The Company shall pay for only the reasonable and documented travel expenses and out-of-pocket disbursements incurred by any Director (or if such Director is unable to attend, Alternate Director) to attend in person meetings of the Board.
Section IV.9.    Advisors
Each Director shall be entitled to bring to any meeting (at his own cost) such financial, legal and other advisors, public notaries and individuals as he may deem appropriate provided that such advisor, public notary or individual is bound by the provisions of Section 9.1 as if a Shareholder and such Director has provided at least two (2) Business Days’ prior written notice of the presence of such advisor, public notary or individual to the Company; provided that such advisor, public notary or individual shall not be permitted to speak to other Directors except at the request of the Board and may be excluded from any meeting or portion thereof if attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such observer.
Section IV.10.    Supervisory Committee
The comisión fiscalizadora (supervisory committee) shall consist of three (3) regular members and three (3) alternate members; regarding both the regular and alternate members. Initially and for as long as each Group individually holds three percent (3%) or more of the Class A Common Shares, such Group shall have the right to appoint one (1) regular and alternate member. The third (3rd) position shall be offered to candidates mutually agreed by both Groups. In the absence of such mutual agreement prior to the relevant Shareholder’s meeting, the right to appoint such regular and alternate member shall be alternate between the Groups. For the first instance after the Effective Date, the members shall be appointed by Group A. For the next instance in which no agreement is reached, the members shall be appointed by Group B, and so forth.
If any Group holds less than three percent (3%) of the Class A Common Shares, the members of the comisión fiscalizadora (supervisory committee) shall be appointed by the Group that holds the majority of Class A Common Shares.
Article V
MANAGEMENT
Section V.1.    Executive Officers
(a)    Bernardo Andrews shall be appointed as CEO. Should Bernardo Andrews be replaced, unable to serve as CEO, or should he refuse to accept his appointment as such, and as long as each Group holds seven point five percent (7.5%) or more of the Class A Common Shares, the CEO shall be appointed by the affirmative vote of both Groups. If any Group holds less than seven point five percent (7.5%) of the Class A Common Shares, the appointment of CEO shall require the affirmative vote of the majority of the Directors.
(b)    Carlos Alberto Palazón shall be appointed as CFO. Should Carlos Alberto Palazón be replaced, unable to serve as CFO, or should he refuse to accept his appointment as such, and as long as each Group holds seven point five percent (7.5%) or more of the Class A Common Shares, the CFO shall be appointed by the affirmative vote of both Groups. If any Group holds less than seven point five percent (7.5%) of the Class A Common Shares, the appointment of CFO shall require the affirmative vote of the majority of the Directors.
(c)    The General Counsel and internal auditor of the Company, as long as each Group holds seven point five percent (7.5%) or more of the Class A Common Shares, shall be appointed by the affirmative vote of both Groups. If any Group individually hold less than seven point five percent (7.5%) of the Class A Common Shares, the appointment of the General Counsel and internal auditor of the Company shall require the affirmative vote of the majority of the Directors.
(d)    Except as otherwise specified in Section 4.7 and Section 5.1, the Board shall have the authority to appoint, determine the compensation of, and terminate officers of the Company and to delegate and revoke such powers as the Board of the Company deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective powers and duties. Each such officer shall hold office at the pleasure of the Board of the Company for the term for which he or she is appointed and until his or her successor has been appointed and qualified.
Section V.2.    Audit Committee
An audit committee (the “Audit Committee”) shall be established and shall have the same responsibilities as provided by the CNV for companies whose shares are admitted to the public offering regime. The Audit Committee shall consist of three (3) members (who may, but need not, be Directors or Alternate Directors of the Company), one (1) of which shall be appointed by the Group A Shareholders, one (1) of which shall be appointed by the Group B Shareholders, and one (1) of which shall be the Regular Director appointed pursuant to Section 4.2.(c)(i) above.
Section V.3.    Management Committee
(a)    As long as each Groups holds three percent (3%) or more of the Class A Common Shares, the Company shall establish a management committee (the “Management Committee”), consisting of six (6) members as follows: (1) two (2) of which shall be appointed in writing by a majority in interest of the Group A Shareholders (the “Group A Management Committee Members”), (2) two (2) of which shall be appointed in writing by a majority in interest of the Group B Shareholders (the “Group B Management Committee Members”), (3) one (1) of which shall be the CEO, and (4) one (1) of which shall be the CFO; provided that the Group A Management Committee Members and the Group B Management Committee Members shall be the only members of the Management Committee entitled to compensation by virtue of their membership in the Management Committee. All decisions taken by the Management Committee will require a unanimous vote. If a unanimous vote on any matter is not achieved within two (2) Business Days after the vote has been requested from the Management Committee, the decision shall be put to the consideration of the Board. If any Group holds less than three percent (3%) of the Class A Common Shares, the members of the Management Committee shall be appointed by the Group that holds the majority of Class A Common Shares.
(b)    The Management Committee shall be responsible for:
(i)    approving the Company’s annual budget and any modifications thereto in excess of 1% of the amount previously approved;
(ii)    approving contracts or the incurrence of indebtedness with an aggregate value of US$ 100,000 or more;
(iii)    approving transactions with Affiliates of the Company;
(iv)    hiring and replacing of the Key Personnel;
(v)    determining the compensation of Key Personnel;
(vi)    consolidation of operations and divestments;
(vii)    granting powers of attorney for (1) transactions with an aggregate value of US$ 150,000 or more, (2) transactions with Affiliates, (3) transactions with Governmental Authorities and (4) transactions involving the development of new generating or distribution assets;
(viii)    changes to the accounting or tax policies of the Company;
(ix)    the initiation or settlement of any litigation or administrative proceeding by the Company; and
(x)    any of the foregoing by a Subsidiary of the Company.
(c)    No decision of the Management Committee shall conflict with a prior decision of the Board, and the Board shall have the power to overrule any decision of the Management Committee.
(d)    The Management Committee shall meet at least once per week. Each member of the Management Committee may propose matters for the agenda of the Management Committee by providing each other member with written notice thereof at least three (3) Business Days in advance of such meeting. All decisions of the Management Committee shall be made in a writing signed by all members of the Management Committee. The Management Committee shall appoint a secretary who shall record all decisions of the Management Committee and promptly transmit them to the Board.
Section V.4.    Powers of Attorney
The Company shall maintain in effect a policy and system of powers of attorney pursuant to which any transaction or contract with an aggregate value of US$ 150,000 or more, and any other transaction otherwise requiring the approval of the Management Committee or the Board, shall require, as long as each Group holds three percent (3%) or more of the Class A Common Shares, the signature of at least one (1) attorney-in-fact appointed by the Group A Shareholders and one (1) attorney-in-fact appointed by the Group B Shareholders. If any Group holds less than three percent (3%) of the Class A Common Shares, the aforementioned transactions or contracts shall require the signature of one (1) attorney-in-fact appointed by the Group with the majority of Class A Common Shares.
Article VI
DISPUTE RESOLUTION
Section VI.1.    Deadlock
(a)    If a Deadlock occurs, a majority in interest of either Group of Class A Shareholders may deliver written notice (a “Deadlock Notice”) to the other Group of Class A Shareholders within twenty (20) days of the date of such Deadlock. A Deadlock Notice shall be effective when delivered in accordance with Section 10.5; provided that if an Offer Notice has been delivered in accordance with Section 7.3(a) or a Regulatory ROFR Notice has been delivered in accordance with Section 7.6(b), a Deadlock Notice shall not take effect (or if the Deadlock Notice has already been delivered, shall be suspended) until ten (10) days after the earlier of (x) the consummation of the Sale Agreement, At Large Sale Agreement or Regulatory Sale Agreement, as the case may be, for the Offered Assets or Regulatory ROFR Assets referred to in such Offer Notice or Regulatory ROFR Notice or (y) thirty (30) days after the Free to Transfer Date for such Offer Notice or Regulatory Free to Transfer Date for such Regulatory ROFR Notice.
(b)    Within ten (10) Business Days of the receipt or effectiveness of a Deadlock Notice, as applicable, a majority of each Group of Class A Shareholders shall appoint a mutually acceptable independent third party mediator to conduct a non-binding mediation (the “Mediation”) in accordance with the ICC Mediation Rules of the International Chamber of Commerce (the “ICC”). If the Class A Shareholders fail to agree on a mutually acceptable mediator within such ten (10) Business Day period, a mediator shall be chosen in accordance with the ICC to assist the Class A Shareholders in reaching a final, binding and written agreement in respect of such Deadlock (a “Resolution”). The Mediation shall be held in New York City and shall continue for a period of sixty (60) days (the “Mediation Period”). If within forty five (45) days of the commencement of the Mediation Period the Class A Shareholders have not yet reached a Resolution, the highest ranking officer of each Class A Shareholder (or such Class A Shareholder, in the case of a natural person) shall meet in New York City within five (5) days and participate in the Mediation for at least one day.
(c)    If the Class A Shareholders fail to reach a resolution within the Mediation Period, a majority of each Group of Class A Shareholders shall appoint an Independent Investment Banking Firm to determine the Fair Market Value of 100% of the issued and outstanding Class A Common Shares. If such Class A Shareholders cannot agree on the Independent Investment Banking Firm within ten (10) Business Days of the end of the Mediation Period, the International Centre for ADR of the International Chamber of Commerce shall be engaged to appoint the Independent Investment Banking Firm from among the leading international investment banks. A majority of each Group of Class A Shareholders shall provide the Independent Investment Banking Firm with assistance as it may reasonably request in connection with the valuation and sale process. The Independent Investment Banking Firm shall determine the Fair Market Value for 100% of the Class A Common Shares in as expeditious a manner as reasonably possible, but in any case within sixty (60) days after its appointment. The Fair Market Value for the Class A Common Shares shall be expressed as a price in U.S. Dollars per Class A Common Share. The Independent Investment Banking Firm’s determination and certification of Fair Market Value shall be made as an expert and not as an arbitrator and shall (in the absence of manifest error) be final. The cost and expenses of the Independent Investment Banking Firm’s appointment shall be borne by the Company.
(d)    After determining the Fair Market Value of the Class A Common Shares in accordance with clause (c) above, the Independent Investment Banking Firm shall attempt to sell the Class A Common Shares to any Party (which may include a Class A Shareholder) at the highest price available but in no event at a price lower than the Fair Market Value for the Company Shares. If the Independent Investment Banking Firm identifies a bona fide purchaser (or bona fide purchasers) for the Class A Common Shares, at a price equal to or above the Fair Market Value for the Class A Common Shares (a “Qualifying Sale Price”) in accordance with the foregoing sentence, each Class A Shareholder shall be obligated to sell its Class A Common Shares to such bona fide purchaser (or bona fide purchasers) at a price equal to the Qualifying Sale Price.
(e)    If a definitive agreement for the sale of the Class A Common Shares to a third party is not executed within one (1) year of the end of the Mediation Period during which a resolution failed to be reached (the “Sale Deadline”), the Class A Shareholders shall, for a period of ten (10) Business Days (the “Discussion Period”), negotiate to determine a lower price for the Class A Common Shares; provided that if the Class A Shareholders are unable to agree on a price within the Discussion Period, the Class A Shareholders shall direct the Independent Investment Banking Firm to re-evaluate the Fair Market Value for the Class A Common Shares (such agreed-upon price or adjusted Fair Market Value, the “Adjusted Fair Market Value”). The Independent Investment Bank shall then attempt to sell the Class A Common Shares to any Person (which may include a Class A Shareholder) at the highest price available but in no event at a price lower than the Adjusted Fair Market Value for the Class A Common Shares. If the Independent Investment Banking Firm identifies a bona fide purchaser (or bona fide purchasers) for the Class A Common Shares at a price equal to or above the Adjusted Fair Market Value for the Class A Common Shares (an “Adjusted Qualifying Sale Price”) in accordance with the foregoing sentence, each Class A Shareholder shall be obligated to sell its Class A Common Shares to such bona fide purchaser (or bona fide purchasers) at a price equal to the Adjusted Qualifying Sale Price.
(f)    Any transfer of Company Shares in accordance with this Article VI shall not be subject to Section 7.1, Section 7.3, or Section 7.4.
Article VII
TRANSFER RESTRICTIONS
Section VII.1.    General
(a)    No Shareholder may Transfer any Class A Common Shares at any time to any Person except in compliance with Law and in accordance with the provisions of this Agreement, and any Transfer in violation thereof shall be void, and the holder of such Class A Common Shares shall not be entitled to vote such Company Shares or to receive dividends or distributions in respect thereof.
(b)    Other than pursuant to a Permitted Transfer, no Shareholder may Transfer any Class A Common Shares in exchange for consideration other than cash or liquid and marketable securities convertible into cash, payable at the closing of such Transfer.
(c)    No Shareholder that is a physical Person may Transfer any Class A Common Shares unless (i) such Shareholder has certified in writing to the Company either (x) that his or her civil status has not changed or (y) that his or her civil status has changed and including any documents (such as a marriage certificate or divorce decree) evidencing such change and (ii) if such Shareholder is married or has been married, such Shareholder’s spouse or ex-spouse has executed a consent to such Transfer substantially in the form of Exhibit A.
(d)    No Shareholder shall Transfer record ownership of Class A Common Shares to a Shareholder in another Group without Transferring beneficial ownership of such Class A Common Shares (other than pursuant to a Transfer permitted by Section 7.8).
(e)    Subject to applicable Law, any purported Transfer of Class A Common Shares in violation of this Agreement, whether direct or indirect, is null and void and of no force and effect and the Company shall not record any such purported Transfer on its share register or otherwise give effect to or recognize such purported Transfer.
(f)    Any Person that is not a party to this Agreement to whom Class A Common Shares are Transferred shall, as a condition to such Transfer, execute a counterpart to this Agreement agreeing to be bound by it and representing that such Person is acquiring the Class A Common Shares for its own account for investment and not with a view to the distribution thereof.

Section VII.2.    Permitted Transfers
(a)    Notwithstanding Section 7.3, Section 7.4, Section 7.5, Section 7.8 and Section 7.10 below, each Shareholder may Transfer Class A Common Shares in the following transactions (each, a “Permitted Transfer”):
(i)    Any Transfer of Class A Common Shares (mandatorily converted into Class B Common Shares pursuant to Section 7.9 below) in a secondary market transaction executed through (i) the New York Stock Exchange, (ii) Bolsas y Mercados Argentinos S.A. (BYMA), or (iii) any other public securities exchange approved by the Board (each, an “Approved Exchange ”);
(ii)    any Transfer to a Qualified Affiliate or a Qualified Affiliate of a Shareholder in the same Group;
(iii)    any Transfer in connection with a transaction pursuant to Article VI;
(iv)    any Qualified Pledge of Company Shares;
(v)    any Qualified Swap of Company Shares;
(vi)    any Transfer from Banco de Servicios y Transacciones S.A., in its capacity of trustee of the Fideicomiso en Garantía Herederos JHB, to Marcela Patricia Carballo de Brito, Milagros Brito, Jorge Pablo Brito, Constanza Brito, Marcos Brito, Santiago Brito and/or Mateo Brito; and
(vii)    any Transfer from the SOP Trust Trustee, in its capacity of trustee of the SOP Trust, to Bernardo Andrews and/or Carlos Alberto Palazón.
(b)    Each Permitted Transfer shall be notified by the parties thereto to the Company; except for that set forth in Section 7.2.(a).(i), which shall be notified only by the selling Shareholder to the Company.
Section VII.3.    Transfers Other than Permitted Transfers
(a)    Other than in the case of a Permitted Transfer or a Transfer pursuant to Section 7.7 or Section 7.8, if any Shareholder (individually or together with one or more Shareholders in the same Group, the “Selling Shareholder”) wishes to Transfer any of its Class A Common Shares to any Person or Persons (the “Proposed Purchaser”), then such Selling Shareholder shall deliver to all other Shareholders (the “Offeree Shareholders”), a written notice (an “Offer Notice”) which shall specify (i) the number of Class A Common Shares to be Transferred (the “Offered Assets”), (ii) the name of the Proposed Purchaser and the terms on which such Offered Assets shall be Transferred to such Proposed Purchaser and (iii) the aggregate price that the Proposed Purchaser has agreed to pay for the Offered Assets, which shall be stated as a price per Common Share (the “Offer Purchase Price”). The delivery of an Offer Notice shall constitute an irrevocable offer by the Selling Shareholder (an “ROFR Offer”) to sell all, but not less than all, of the Offered Assets to the Offeree Shareholders at the Offer Purchase Price and on the terms stated in the Offer Notice in accordance with Section 7.4.
(b)    For the avoidance of doubt, the Shareholders in each Group may agree on rights of first refusal and tag-along rights restricted to members of such Group (“Intra-Group Rights”), and a Selling Shareholder shall be entitled to complete the procedures for exercising such Intra-Group Rights prior to delivering an Offer Notice. In addition, the Shareholders in each Group may agree on drag-along rights restricted to members of a Group (an “Intra-Group Drag”). If a Shareholder (the “Dragging Shareholder”) wishes to exercise such rights it may either (i) exercise such rights prior to the delivery of an Offer Notice pursuant to Section 7.3(a), and such Shareholder together with the other Shareholders in its Group will be the “Selling Shareholder” under Section 7.3(a) and will deliver an Offer Notice together as provided for in Section 7.3(a) or (ii) such Shareholder may state in its Offer Notice delivered pursuant to Section 7.3(a) with respect to the proposed Transfer of Class A Common Shares by such Shareholder (the “Base Sale Transaction”) that it will exercise its rights in respect of an Intra-Group Drag (a “Conditional Drag-Along”, and the resulting transaction, the “Modified Sale Transaction”) in the event that no other Shareholder in its Group delivers a timely ROFR Acceptance Notice under Section 7.3(c) (an “ROFR Election”). In the case of a Conditional Drag-Along (i) such Offer Notice shall (A) with respect to the other Shareholders in the Selling Shareholder’s Group (the “Other Group Shareholders”) be deemed to be in respect of the Base Sale Transaction only and (B) with respect to the Offeree Shareholders that are not in the Dragging Shareholder’s Group (the “Other Non-Group Shareholders”) be deemed to have been given by the Dragging Shareholder and the Other Group Shareholders in respect of the Modified Sale Transaction (and all of the Class A Common Shares to be sold pursuant to such transaction shall be the “Offered Assets” for purposes of such Offer Notice) (provided that this clause (B) shall be of no force or effect upon a valid ROFR Election by one or more Other Group Shareholders) and (ii) assuming that an ROFR Election has not occurred, the terms of this Article VII (and the rights of such Offeree Shareholders thereunder, including Section 7.3, Section 7.4 and Section 7.5) shall apply with respect to such Transfer.
(c)    For a period of thirty (30) days following the date of the Offer Notice (the “Offer Period”), each Offeree Shareholder may (but shall not be obligated to) deliver a written notice to the Selling Shareholder and each other Offeree Shareholder either (i) indicating its willingness to purchase its Pro Rata Share of the Offered Assets and any Tag-Along Participating Assets at the Offer Purchase Price and the other terms stated in the Offer Notice (an “ROFR Acceptance Notice”) or (ii) electing to sell a number of Class A Common Shares held by it that is equal to or less than the Tag-Along Asset Number (as defined below) to the Buyer by delivering to the Selling Shareholder, each other Offeree Shareholder and the Proposed Purchaser written notice to such effect (a “Tag-Along Acceptance Notice”). Failure by any Offeree Shareholder to deliver an ROFR Acceptance Notice or a Tag-Along Acceptance Notice during the Offer Period shall be deemed a waiver of its purchase rights in connection with such ROFR Offer and of its Tag-Along Rights, but shall not impair or prejudice any rights of such Offeree Shareholder under Section 7.4 or Section 7.6 in the event that the provisions hereof again become applicable to a Transfer by the Selling Shareholder of any of the Class A Common Shares referred to in the

Offer Notice. For the avoidance of doubt, any ROFR Acceptance Notice shall be applicable to all Offered Assets.
(d)    No Shareholder that is in breach of its obligations under this Agreement (including any Shareholder that delivers both an ROFR Acceptance Notice and a Tag-Along Acceptance Notice) shall be permitted to exercise any rights of first refusal under Section 7.4 Tag-Along Rights under Section 7.5 or to deliver an ROFR Acceptance Notice or a Tag-Along Acceptance Notice.
Section VII.4.    Right of First Refusal
(a)    Each Offeree Shareholder in the Selling Shareholder’s Group that has delivered an ROFR Acceptance Notice to the Selling Shareholder during the Offer Period (an “Accepting Group Offeree Shareholder”) shall enter into a binding agreement (a “Group Sale Agreement”) to purchase its Pro Rata Share of the Offered Assets (as may be adjusted pursuant to Section 7.5 below) and any Tag-Along Participating Assets required to be purchased pursuant to Section 7.5 below, in each case at the Offer Purchase Price on the terms stated in the ROFR Offer within fifteen (15) days following the expiration of the Offer Period (such date, the “Group Deadline”); provided that the Selling Shareholder shall not be required to make any representations or warranties or provide any indemnities regarding the business of the Company.
(b)    If (i) on the last day of the Offer Period, there are no Accepting Group Offeree Shareholders, (ii) on the Group Deadline, no Group Sale Agreement has been entered into or (iii) the closing of the Transfer of the Offered Assets (and any Tag-Along Participating Assets) pursuant to a Group Sale Agreement has not occurred on the date scheduled for closing for any reason other than a breach by the Selling Shareholder of any of its covenants, representations or warranties in the Group Sale Agreement that are a condition to such closing (the date on which the earlier of such events occurs, if any, the “At Large Transfer Date”), each Offeree Shareholder that is not in the Selling Shareholder’s Group that has delivered an ROFR Acceptance Notice to the Selling Shareholder during the Offer Period (an “Accepting At Large Offeree Shareholder”) shall enter into a binding agreement (an “At Large Sale Agreement”) to purchase all of its Pro Rata Share of the Offered Assets and any Tag-Along Participating Assets required to be purchased pursuant to Section 7.5 below, in each case at the Offer Purchase Price on the terms stated in the Offer Notice within fifteen (15) days following the At Large Transfer Date (such date, the “At Large Deadline”); provided that the Selling Shareholder shall not be required to make any representations or warranties or provide any indemnities regarding the business of the Company.
(c)    If (i) on the last day of the Offer Period, there are no Accepting Offeree Shareholders, (ii) there are no Accepting At Large Offeree Shareholders and the closing of the Transfer of the Offered Assets (and any Tag-Along Participating Assets) pursuant to a Group Sale Agreement has not occurred on the date scheduled for closing for any reason other than a breach by the Selling Shareholder of any of its covenants, representations or warranties in the Group Sale Agreement that are a condition to such closing, (iii) on the At Large Deadline, no At Large Sale Agreement has been entered into or (iv) the closing of the Transfer of the Offered Assets (and any Tag-Along Participating Assets) pursuant to an At Large Sale Agreement has not occurred on the date scheduled for closing for any reason other than a breach by the Selling Shareholder of any of its covenants, representations or warranties in the At Large Sale Agreement that are a condition to such closing (the date on which the earlier of such events occurs, if any, the “Free to Transfer Date”), the Selling Shareholder shall be free to Transfer all but not less than all, of the Offered Assets to the Proposed Purchaser at a price that is no lower than the Offer Purchase Price and on terms that are not more favorable to the Proposed Purchaser than those stated in the Offer Notice, in each case subject to Section 7.5 below. The Selling Shareholder’s right to Transfer the Offered Assets to the Proposed Purchaser pursuant to this clause (c) shall expire and all of the provisions of Section 7.3 and this Section 7.4 shall be reinstated in the event that the Proposed Purchaser has not purchased the Offered Assets within thirty (30) days following the Free to Transfer Date.
Section VII.5.    Tag-Along Rights
(a)    If a Selling Shareholder wishes to Transfer any Offered Assets to a Proposed Purchaser, who shall be a Class A Shareholder, named in the Offer Notice or an Offeree Shareholder exercising its rights under Section 7.4 above (the “Buyer”), each Offeree Shareholder that has delivered a Tag-Along Acceptance Notice in accordance with Section 7.3(c) (a “Tag-Along Shareholder”) shall have the right (the “Tag-Along Right”) to sell to the Buyer a number (the “Tag-Along Asset Number”) of Class A Common Shares (the “Tag-Along Participating Assets”) at the Offer Purchase Price and on the terms stated in the Offer Notice; provided that the Tag-Along Shareholder shall not be required to make any representations or warranties or provide any indemnities regarding the business of the Company to a Buyer that is a Shareholder; provided further that if the Buyer is an Accepting Group Offeree Shareholder, no Offeree Shareholder in the other Group shall be permitted to exercise its Tag-Along Rights.
(b)    In the event that the Buyer is willing to purchase all of the Offered Assets and all of the Class A Common Shares each Tag-Along Shareholder elects to sell pursuant to their Tag-Along Acceptance Notice, all such Class A Common Shares shall be sold to the Buyer. If the Buyer is not willing to purchase all of the Offered Assets and all of the Class A Common Shares that each Tag-Along Shareholder elects to sell pursuant to its Tag-Along Acceptance Notice, then each Tag-Along Shareholder and each Selling Shareholder shall have the right to sell to the Buyer a number of Class A Common Shares equal to the number of Class A Common Shares that the Buyer wishes to purchase (which shall in no event be less than the number of Class A Common Shares included in the Offered Assets) multiplied by a fraction, the numerator of which is the number of Class A Common Shares held by such Selling Shareholder or Tag-Along Shareholder, and the denominator of which is the total number of Class A Common Shares held by the Selling Shareholder and all Tag-Along Shareholders that deliver a Tag-Along Acceptance Notice in accordance with Section 7.3(c) and are permitted to exercise the Tag-Along Rights.
(c)    The closings of the Transfer to the Buyer of the Offered Assets and the Transfer to the Tag-Along Shareholder of the Tag-Along Participating Assets shall occur simultaneously and shall be conditioned upon each other.

Section VII.6.    Extension of Time Periods for Governmental Approvals
The time periods to consummate a Transfer to any Buyer of any Offered Assets pursuant to Section 7.4 and Section 7.5 above shall be extended, if necessary, to the tenth (10th) day following the receipt of all approvals from the Regulatory Authorities required in connection with such Transfer; provided that in no event shall any time period be extended more than 270 days. Each Selling Shareholder, Tag-Along Shareholder and Accepting Offeree Shareholder agrees to cooperate with each other, and to use commercially reasonable efforts to make all filings, give all notices, and secure all consents, authorizations, approvals and waivers that may be required by the Regulatory Authorities in connection with such Transfer.
Section VII.7.    Regulatory Transfer
(a)    If (i) any of the Comisión Nacional de Defensa de la Competencia (CNDC), Ente Nacional Regulador del Gas (ENARGAS) and Secretaría de Industria y Comercio (the “Regulatory Authorities”) rejects the Transfer of any or all Class A Common Shares purchased pursuant to a Permitted Transfer (each of the shares included in such transactions, the “Subject Shares”) or imposes onerous conditions on such approval (a “Regulatory Denial”), (ii) any Regulatory Authority has indicated to the relevant Shareholder that is a purchaser under a Permitted Transfer that they are reasonably likely to issue a Regulatory Denial or (iii) any Regulatory Authority has not affirmatively approved such Shareholder’s acquisition of the Subject Shares without onerous conditions, then in each case, any Transfer of Class A Common Shares (a “Regulatory Transfer”) by such Shareholder (or any Transferee of such Shareholder) (a “Regulatory Transferor”) to any Person (a “Regulatory Transferee”) shall be subject to this Section 7.7 and shall not be subject to Section 7.3, Section 7.4, Section 7.5 or Section 7.6.
(b)    If any Regulatory Transferor wishes to make a Regulatory Transfer to a Regulatory Transferee, then such Regulatory Transferor shall deliver a notice (a “Regulatory ROFR Notice”) to all other Shareholders (the “Regulatory Offeree Shareholders”), containing the same information as would be required to be included in an Offer Notice in accordance with Section 7.3(a), substituting Regulatory Transferor for Selling Shareholder and Regulatory Transferee for Proposed Purchaser; provided that such Offer Notice shall not be required to include any undertaking with respect to Section 7.5. The delivery of a Regulatory ROFR Notice shall constitute an irrevocable offer by the Regulatory Transferor (a “Regulatory ROFR Offer”) to sell the number of the Company Shares included in such Regulatory ROFR Notice (the “Regulatory ROFR Assets”) to the Regulatory Offeree Shareholders at a price (the “Regulatory ROFR Price”) equal to the price specified in the Regulatory ROFR Notice, plus an amount calculated to give the Regulatory Transferor an internal rate of return on the Regulatory ROFR Assets equal to 20% per annum, and otherwise on the terms stated in the Regulatory ROFR Notice in accordance with this Section 7.7.
(c)    For a period of fifteen (15) days following the date of the Regulatory ROFR Notice (the “Regulatory ROFR Period”), each Regulatory Offeree Shareholder may (but shall not be obligated to) deliver a written notice to the Regulatory Transferor indicating its willingness to purchase its Pro Rata Share of the Regulatory ROFR Assets at a price equal to the Regulatory ROFR Price and the other terms stated in the Regulatory ROFR Notice (a “Regulatory ROFR

Acceptance Notice”). For the avoidance of doubt, any Regulatory ROFR Acceptance Notice shall be applicable to all Regulatory ROFR Assets. Failure by any Regulatory Offeree Shareholder to deliver a Regulatory ROFR Acceptance Notice during the Regulatory Offer Period shall be deemed a waiver of its purchase rights in connection with such Regulatory ROFR Offer, but shall not impair or prejudice any rights of such Regulatory Offeree Shareholder under this Section 7.7 in the event that the provisions hereof again become applicable to a Regulatory Transfer. No Shareholder that is in breach of its obligations under this Agreement shall be permitted to exercise any rights of first refusal under this Section 7.7 or to deliver a ROFR Acceptance Notice.
(d)    Each Regulatory Offeree Shareholder that has delivered a Regulatory ROFR Acceptance Notice to the Regulatory Transferor during the Regulatory ROFR Period (an “Accepting Regulatory Offeree Shareholder”) shall enter into a binding agreement (a “Regulatory Sale Agreement”) to purchase its Pro Rata Share of the Regulatory ROFR Assets at the Regulatory ROFR Price on the terms stated in the Regulatory ROFR Offer; provided that the Regulatory Transferor shall not be required to make any representations or warranties or provide any indemnities regarding the business of the Company) within fifteen (15) days following the expiration of the Regulatory ROFR Period (such date, the “Regulatory Deadline”).
(e)    If (i) on the last day of the Regulatory ROFR Period, there are no Accepting Regulatory Offeree Shareholders, (ii) on the Regulatory Deadline, no Regulatory Sale Agreement has been entered into or (iii) the closing of the Transfer of the Regulatory ROFR Assets pursuant to a Regulatory Sale Agreement has not occurred on the date scheduled for closing for any reason other than a breach by the Regulatory Transferor of any of its covenants, representations or warranties in the Regulatory Sale Agreement that are a condition to such closing (the date on which the earlier of such events occurs, if any, the “Regulatory Free to Transfer Date”), the Regulatory Transferor shall be free to make the Regulatory Transfer to the Regulatory Transferee named in the Regulatory ROFR Notice at the price stated therein and on the terms that are not more adverse to such Regulatory Transferee than those stated in the Regulatory ROFR Notice. The Regulatory Transferor’s right to make the Regulatory Transfer to the Regulatory Transferee named in the Regulatory ROFR Notice pursuant to this clause (e) shall expire, and all of the provisions of this Section 7.7 shall be reinstated in the event that the Proposed Purchaser has not purchased the Regulatory ROFR Shares within sixty (60) days following the Regulatory Free to Transfer Date.
Section VII.8.    Regulatory Divestment
If any Shareholder, in its sole discretion, determines that it is reasonably likely to be required to divest any of its Company Shares under any law, regulation or decision in a proceeding that is pending or threatened, then such Shareholder shall be permitted to transfer all but not less than all of the Company Shares held by it (the “Transferred Interest”), in each case without compliance with Section 7.3, Section 7.4 or Section 7.7 hereof, to a single Person (the “25% Holder”); provided that (i) such Shareholder, as the case may be, shall continue to retain, directly or indirectly, not less than seventy-five percent (75%) of the full economic interest and risk associated with such Transferred Interest (the “Retained Economic Interest”); (ii) the 25% Holder shall become a party to this Agreement bound by all of the terms and conditions hereof;

(iii) any Transfer of the Retained Economic Interest, the voting rights and record ownership in respect of the Retained Economic Interest (the “Remainder Interest”), or the beneficial and voting interest and record ownership held by the 25% Holder (the “25% Interest”) shall be subject to the transfer restrictions set forth in this Article VII to the same extent as if the Retained Economic Interest, Remainder Interest or 25% Interest were shares of Company Shares; (iv) the Retained Economic Interest, the Remainder Interest and the 25% Interest may not be Transferred separately from each other; and (v) so long as such Shareholder retains the Remainder Interest, such Shareholder shall guarantee all of the obligations of the 25% Holder hereunder.
Section VII.9.    Mandatory Conversion
(a)    If any Class A Shareholder elects to Transfer its Class A Common Shares: (A) in a secondary market transaction executed through an Approved Exchange; or (B) through an off-market transaction to any Person or Persons other than to any Class A Shareholders or Qualified Affiliate of a Class A Shareholder, after following the procedure set forth in Section 7.3 and Section 7.4 above such Class A Common Shares (if applicable for not been a Permitted Transfer) shall automatically and without any further action on the part of the Company or the holder thereof, be converted on a one-for-one basis into an equal number of Class B Common Shares, effective immediately upon the settlement of such Transfer. The Company shall reflect such conversion in its share register and take all Necessary Actions to effectuate such conversion promptly.
(b)    Other than any mandatory conversion as set forth in this Section 7.9, no other conversion of any Company Shares shall be permitted.
Article VIII
ADDITIONAL SHAREHOLDER OBLIGATIONS
Section VIII.1.    Company Equity Issuances
(a)    Any Transferee or recipient of Class A Common Shares or debt convertible into Class A Common Shares (“New Securities”) issued or Transferred by the Company (such issuance or Transfer, a “Subsequent Share Issuance”) (a “Subsequent Shareholder”) shall, as a condition of such Transfer, execute a counterpart to this Agreement agreeing to be bound by it.
(b)    If the Company proposes a Subsequent Share Issuance, the Company shall conduct such Subsequent Share Issuance in accordance with the laws of Argentina and shall first offer each Class A Shareholder the opportunity to purchase its pro rata portion of the New Securities on equal terms. If any Class A Shareholder declines to exercise its preemptive rights to acquire its pro rata share of any New Securities in such issuance (the “Declined Preemptive Shares”), the Company shall provide the Accepting Preemptive Offeree Shareholders in such declining Shareholder’s Class the opportunity to acquire their Pro Rata Share of the Declined Preemptive Shares on the same terms as were declined..

Section VIII.2.    No Other Share Classes
The Company will not, and no Class A Shareholder shall cause or permit the Company to, create any class of equity securities of the Company (or to issue any debt convertible into any class of equity securities of the Company) other than the Class A Common Shares and the Class B Common Shares.
Section VIII.3.    Ethical Business Practices
The Company and each Class A Shareholder agrees, severally and not jointly, not to offer or give on behalf of the Company or any Subsidiary or Class A Shareholder, either directly or through any other Person, including any officer, director, employee or agent of the Company or any Subsidiary or any Class A Shareholder, any money or anything else of value to any government official, including any official of a Governmental Authority, any member of the government, any political party or official thereof, or any candidate for political office (each, an “Official”), or any other Person while knowing or having reason to know that all or a portion of such money or thing of value may be offered given or promised, directly or indirectly to any Official for the purpose of any of the following:
(a)    influencing any act, omission or decision of such Official in his, her or its official capacity,
(b)    inducing such Official to do or to omit to do any act in violation of the lawful duty of such Official,
(c)    inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to assist the Company or any Subsidiary or any Class A Shareholder in obtaining or retaining business for or with, or directing business to, any Person, or
(d)    otherwise securing any improper or unlawful advantage for the Company, any Subsidiary or any Class A Shareholder.
Section VIII.4.    Sanctionable Practices
The Company shall not engage in (nor authorize or permit any Subsidiary or any other Person acting on its behalf to engage in) any Objectionable Practice with respect to the Company or its Subsidiaries, and each of them agrees to promptly notify each Shareholder if it becomes aware of any such violation. Should any Class A Shareholder notify the Company of its concern that there has been a violation of this provision, the Company shall cooperate in good faith to determine whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from a particular Class A Shareholder, and shall furnish documentary support for such response upon such Class A Shareholder request.

Section VIII.5.    Follow-On Offerings
At any time, any other Class A Shareholder that holds in the aggregate at least three percent (3%) of the Class A Common Shares, shall have the right to cause the Company to register and list secondary Capital Stock (the "Follow-On Offering").
The Board will select the issuer, the leading underwriter and the stock exchange on which the Follow-On Offering will occur, it being understood that it will be a recognized international stock exchange; provided, that the selection of the lead underwriters and the stock exchange on which the Follow-On Offering shall occur shall be subject to the consent of the Class A Shareholders causing the Company to register and list secondary capital stock.
The Class A Shareholders and the Board shall adopt all required corporate governance, organizational and legal provisions necessary to carry out the Follow-On Offering and qualify for listing on the stock exchange selected, while respecting existing governance arrangements unless prohibited by Law or the listing requirements.
Each Class A Shareholder shall be required to sign a lock-up agreement, in customary form, in connection with any Follow-On Offering to the extent requested by the leading underwriter; provided, however, that the form of the lock-up agreement shall be substantially identical as to each similarly situated Class A Shareholder.
All underwriters’ discounts and selling commissions shall be borne by the Class A Shareholders pro rata among each other on the basis of their respective holding of common stock proposed to be offered in the Follow-On Offering, and the fees and expenses (including the fees and expenses of any legal counsel or other advisors) incurred in connection with a Follow-On Offering, shall be borne by the Company (whether or not such Follow-On Offering is consummated).
Article IX
CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS
Section IX.1.    Confidentiality
(a)    Each Class A Shareholder shall hold, and shall use reasonable best efforts to cause its respective officers, directors, partners, Affiliates, employees, accountants, attorneys, consultants, financial advisors and representatives and agents to hold, in confidence, all confidential documents and information concerning the other Class A Shareholders (“Shareholder Confidential Information”) or the Company, any Subsidiary of the Company (“Company Confidential Information” and, together with the Shareholder Confidential Information, “Confidential Information”) furnished to such Person by the Company or any Subsidiary of the Company pursuant to this Agreement or otherwise, except to the extent that (i) such information was in the public domain through no fault of such Person; (ii) such information was later lawfully acquired by such Person from sources not known by such Person to be subject to confidentiality, fiduciary or other obligations to the Company, any Subsidiary of the Company or any Class A Shareholder or any of their Affiliates; (iii) the Board (in the case of the Company Confidential Information) and/or the other Class A Shareholders (in the case of Shareholder Confidential Information) consent to disclosure of such information; provided that such Class A Shareholder may disclose Confidential Information (1) during any arbitral or legal proceeding relating to this Agreement, (2) to the extent required by Law, (3) to its officers, directors, partners, employees, accountants, attorneys, consultants, financial advisors or other representatives or agents, in each case, so long as such Persons are informed by such Class A Shareholder of the confidential nature of such Confidential Information and are directed by such Class A Shareholder and agree to treat such Confidential Information confidentially and (4) to any actual or potential financing sources, limited partners, potential limited partners, investors or potential investors in such Class A Shareholder or any funds managed or advised by such Class A Shareholder or any of its Affiliates. Such disclosing Class A Shareholder shall be responsible, hold harmless and indemnify the other Class A Shareholders, the Company and its Subsidiaries for any breach of such confidentiality provision by any such Person.
(b)    Notwithstanding anything in this Agreement to the contrary, the Company and the Class A Shareholders shall be permitted to (i) disclose to a prospective transferee of its Company Shares and/or any financial advisor involved in such Transfer the terms of this Agreement so long as such Persons sign a confidentiality agreement with such Class A Shareholder; (ii) disclose Confidential Information to any relevant Governmental Authority as is reasonably required to obtain required regulatory approvals; (iii) disclose Confidential Information if such Class A Shareholder or its representatives are otherwise required by Law to disclose any of the Confidential Information; provided that the Class A Shareholder shall give the Board (in the case of Company Confidential Information) and/or the other Class A Shareholders (in the case of Shareholder Confidential Information) notice of the Confidential Information to be disclosed and such opportunity as is reasonably practicable to review the proposed disclosure and to comment thereon after which the Class A Shareholder may make required disclosures; and (iv) disclose Confidential Information, on a “need to know” basis to its lenders and investors, current or prospective, and their representatives, provided that the lenders and representatives to which such information is provided are subject to a confidentiality agreement to be executed between the Company and the transferring Class A Shareholder by means of which such Persons are informed of the confidential nature of such information and are directed to treat such information confidentially.
(c)    The non-disclosure obligations set forth in clauses (a) and (b) above shall survive the termination of this Agreement or such time as any Class A Shareholder cease to hold any Company Shares and shall remain in full force and effect for a period of three (3) years counted from the earlier of such termination or such cessation.
Section IX.2.    Public Announcements
No public announcement or press release concerning the Business of the Company or the transactions contemplated hereby shall be made by any Class A Shareholder without prior consultation with the Board of the Company. This provision shall not prohibit any public announcement or press release required to be made by Law; provided that the Class A Shareholder making such announcement shall, to the extent practicable, consult with the other

Class A Shareholders concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Class A Shareholders at the same time, or as soon as reasonably practicable after, the making of such announcement.
Article X
MISCELLANEOUS
Section X.1.    Governing Law
This Agreement shall be governed by and construed and enforced in accordance with, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of the State of New York without regard to the conflict of laws rules thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
Section X.2.    Arbitration
(a)    Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including any dispute regarding its validity or termination, or the performance or breach thereof, shall be finally settled by binding arbitration administered by the International Chamber of Commerce (the “ICC”), in accordance with the ICC Rules of Arbitration (the “ICC Rules”) in effect at the time of the arbitration, except as they may be modified herein or by agreement of all of the Class A Shareholders. Any party to the arbitration shall be deemed to be an “Arbitration Party” for purposes of this Section 10.2.
(b)    The place of arbitration shall be New York, New York, and the proceedings shall be conducted in the English language.
(c)    The arbitration shall be conducted by three (3) arbitrators (such panel of arbitrators, the “Tribunal”).
(i)    If there are two (2) Arbitration Parties to the arbitration, each Arbitration Party shall nominate one (1) arbitrator within thirty (30) days after delivery of the “Request for Arbitration” (as defined in the ICC Rules, Article 4). In the event an Arbitration Party fails to nominate an arbitrator within this time period, then upon request of either Arbitration Party, such arbitrator shall instead be appointed by the ICC within thirty (30) days of receiving such request. The two (2) arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within thirty (30) days of the appointment of the second arbitrator. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, then upon request of either Arbitration Party, the third arbitrator shall be appointed by the ICC. The third arbitrator shall serve as chairman of the Tribunal.
(ii)    If there are more than two (2) Arbitration Parties to the arbitration, they shall in good faith attempt to group themselves into a “Petitioning Party” and a “Defending Party” for purposes of selecting arbitrators. The Petitioning Party and the

Defending Party each shall nominate one arbitrator within thirty (30) days after delivery of the Request for Arbitration. The two (2) arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within thirty (30) days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, then upon request of any party to the arbitration, the third arbitrator shall be appointed by the ICC. The third arbitrator shall serve as chairman of the Tribunal. If it shall not be possible to form a Petitioning Party or a Defending Party, as the case may be, or if the Petitioning Party or the Defending Party, as the case may be, fails to select an arbitrator in accordance with this clause (c)(ii), then, in accordance with the ICC Rules, the ICC shall appoint each member of the Tribunal and shall appoint one of them to act as chairman.
(d)    All pleadings and memorials shall be in English, with copies translated into Spanish (if requested by any Arbitration Party). Witnesses whose native language is not English may give oral or written testimony in their native language, with appropriate translation into English. Documentary evidence may be submitted in its original language, with appropriate translation into English (if so ordered by the Tribunal).
(e)    By agreeing to arbitration, the Arbitration Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including a preliminary injunction or attachment in aid of the arbitration, or to order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of this Agreement to arbitrate.
(f)    When an Arbitration Party submits a Request for Arbitration in connection with a legal relationship in respect of which arbitration proceedings between the Arbitration Parties are already pending under the ICC Rules (an “Already Pending Proceeding”), any Arbitration Party to either arbitration proceeding may request that the claims contained in the Request for Arbitration (the “New Claims”) be included in the Already Pending Proceeding. If such a request is made before the “Terms of Reference” (as defined in the ICC Rules) have been signed or approved by the ICC in the Already Pending Proceeding, pursuant to Article 10 of the ICC Rules, the ICC shall determine whether to include the New Claims in the Already Pending Proceeding. If such a request is made after the Terms of Reference in the Already Pending Proceeding have been approved by the ICC, pursuant to the ICC Rules, the Tribunal in the Already Pending Proceeding shall determine whether to include the New Claims in the Already Pending Proceeding. Two or more arbitration proceedings may be consolidated in accordance with this clause (f) under the ICC Rules, even if the parties to such arbitration proceedings are not identical.
(g)    The award rendered by the Tribunal shall be final and binding on each Arbitration Party. Judgment on the award may be entered and the award may be enforced in any court of competent jurisdiction.
(h)    Any arbitration hereunder shall be confidential, and each Arbitration Party and its agents and the Tribunal shall not disclose to any non-Arbitration Party the subject of the arbitration, any information about the arbitration or the substance of the proceedings thereunder except as may be required by applicable Law, for insurance purposes, or as necessary to enforce this Agreement to arbitrate or any award hereunder or in connection with a request for provisional remedies.
(i)    Each Shareholder (other than Fintech and Argentum) hereby irrevocably appoints CT Corporation (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, 13th Floor, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any suit, action or proceeding brought in the state or federal courts sitting in New York, New York for the purposes of enforcing this Agreement to arbitrate, applying for provisional remedies or interim or conservatory measures, or obtaining judgment on the award, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then each Shareholder shall appoint another Person in the Borough of Manhattan as such Process Agent. Each Class A Shareholder covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the appointment of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability of any Party to serve any process or summons in any manner permitted by Law or to obtain jurisdiction over any Person in such other jurisdictions as may be permitted by Law.
Section X.3.    Waiver of Immunity
To the extent that any Party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the Laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States).
Section X.4.    Indemnity
Each Shareholder (an “Indemnifying Party”) agrees to indemnify each other Shareholder and each of their respective officers, directors, employees, agents and Affiliates in their respective capacities as such (each, an “Indemnified Party”) to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, Judgments, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Loss”) arising out of or resulting from any breach of the covenants or obligations made by the Indemnifying Party in this Agreement.

Section X.5.    Notices
All notices or other communications required or permitted by this Agreement shall be in writing and shall be effective when delivered (a) in person or by an internationally recognized overnight courier service, or (b) by facsimile, by registered or certified mail or by e-mail (in each case in this Section 10.5(b), with a confirmatory copy sent by an internationally recognized overnight courier service), to the addresses, facsimile numbers and/or emails set forth in Schedule 3. Schedule 3 may be amended at any time by any Shareholder, provided that such amendment shall not take effect until such Class A Shareholder has delivered a copy of Schedule 3 as revised to the Company and each other Class A Shareholder in accordance with this Section 10.5. Each Class A Shareholder shall include in Schedule 3 an address in Argentina solely for purposes of delivering notices or communications required or permitted by this Agreement; provided that each Class A Shareholder may include such other addresses as it deems appropriate in its sole discretion.
Section X.6.    Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. A facsimile signature shall be deemed to be an original signature.
Section X.7.    Entire Agreement
This Agreement (including the Exhibits and Schedules referred to herein) sets forth the entire understanding and agreement among the Parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.
Section X.8.    Severability
In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the Shareholders or the Company.
Section X.9.    Binding Effect; No Third Party Rights; Assignment; Legends
This Agreement and all the provisions hereof shall be binding and inure to the benefit of the Class A Shareholders and the Company and their respective successors and permitted assigns. This Agreement is intended to be solely for the benefit of the Class A Shareholders and the Company and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Class A Shareholders and the Company and shall not be assignable without the prior consent of the other Class A Shareholders, except in connection with Transfers of Company Shares Interests pursuant to Article VII. In addition to any other legend that may be required under applicable Law, the Organizational Documents of the Company shall include a provision in substantially the following form: “THE CLASS A COMMON SHARES OF THE

COMPANY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF JANUARY 6, 2026 (AS AMENDED FROM TIME TO TIME), AMONG THE CLASS A SHAREHOLDERS OF GENNEIA S.A., A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY. NO REGISTRATION OF TRANSFERS OF SUCH SHARES WILL BE MADE ON THE RECORDS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTION SHALL HAVE BEEN COMPLIED WITH”.
Section X.10.    Waivers and Amendments
(a) Any term of this Agreement may be amended only by a writing signed by all the Class A Common Shares.
(b) The observance of any term of this Agreement may be waived only by a writing signed by holders all the Class A Shareholders referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.
Section X.11.    Duration of Agreement
This Agreement -other than (i) this Article X; and (ii) the rights to appoint Directors and members of the supervisory committee as set forth in Article IV; which shall become effective as of the date hereof and shall survive indefinitely- shall be effective only upon the completion of the settlement of the IPO (the “Effective Date”). Any party hereto that ceases to be a holder of the Company Shares shall cease to be bound by this Agreement, other than this Article X, upon the Transfer of their Company Shares in accordance with Article VII. For the avoidance of doubt, (i) the Original Shareholders Agreement shall remain binding and effective until the Effective Date except as described above; and (ii) if the settlement of the IPO does not occur, this Agreement shall not become effective except as described above, and the Original Shareholders Agreement shall remain binding and effective on the parties thereto.
Section X.12.    Responsibility of the Company and Directors
The Class A Shareholders hereby irrevocably waive any right to bring claims, including, without limitation, under Sections 271 through 273 of the ACL against any member of the Board or of the Board based on such member’s decision to vote in favor of the approval of any transaction between the Company and a Class A Shareholder, its Affiliates or its Subsidiaries in accordance with the terms of this Agreement.
Section X.13.    Further Assurances
At any time or from time to time after the date hereof, the Class A Shareholders agree to cooperate with each other and, at the request of any other Class A Shareholders, to execute and deliver any further instruments or documents and to take all such further action as such other Class A Shareholders may reasonably request in order to evidence or effectuate the actions and transactions contemplated hereby and to otherwise carry out the intent of the Class A Shareholders hereunder.
Section X.14.    Specific Performance
The Parties agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any Party, damages would not be an adequate remedy and each of the other Parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity; and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
Section X.15.    Fees and Expenses
The Parties agree that, except as specifically set forth herein, each Class A Shareholder shall be responsible for any legal, financial advisory fees, accountant fees and any other fees and expenses incurred by such Class A Shareholder in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY

GENNEIA S.A.

By:	/s/ Cesar Rossi
	Name:	Cesar Rossi
	Title:	Attorney-in-fact

[Signature Page to the Amended and Restated Shareholders Agreement]

CONSENTED, ACKNOWLEDGED AND AGREED BY:

CLASS A SHAREHOLDERS

ARGENTUM INVESTMENTS I LLC

By: POINTARGENTUM MASTER FUND LP, its sole member

By: POINTARGENTUM HOLDINGS LLC, its general partner

By:	/s/ Alfred Barbagallo
Name: Alfred Barbagallo
Title: Authorized Signatory
[Signature Page to the Amended and Restated Shareholders Agreement]

CONSENTED, ACKNOWLEDGED AND AGREED BY:

LAIG EOLIA S.A.

By:	/s/ Jorge de Pablo
	Name:	Jorge de Pablo
	Title:	Director
[Signature Page to the Amended and Restated Shareholders Agreement]

CONSENTED, ACKNOWLEDGED AND AGREED BY:

FINTECH ENERGY LLC

By:	/s/ Julio Rafael Rodríguez
	Name:	Julio Rafael Rodríguez
Title:
[Signature Page to the Amended and Restated Shareholders Agreement]

CONSENTED, ACKNOWLEDGED AND AGREED BY:

JORGE PABLO BRITO

/s/ Jorge Pablo Brito
[Signature Page to the Amended and Restated Shareholders Agreement]

CONSENTED, ACKNOWLEDGED AND AGREED BY:

DELFÍN JORGE EZEQUIEL CARBALLO

/s/ Delfín Jorge Ezequiel Carballo
[Signature Page to the Amended and Restated Shareholders Agreement]

CONSENTED, ACKNOWLEDGED AND AGREED BY:

BANCO DE SERVICIOS Y TRANSACCIONES S.A., in its capacity of trustee of the FIDEICOMISO EN GARANTÍA HEREDEROS JHB

By:	/s/ Mariano García
	Name:	Mariano García
	Title:	Apoderado

By:	/s/ Ana Vea Murguía
	Name:	Ana Vea Murgía
	Title:	Apoderada

[Signature Page to the Amended and Restated Shareholders Agreement]

ANNEX I
Matters requiring the affirmative vote of each Group that holds seven point five percent (7.5%) or more of the Class A Common Shares.
Matters to be decided in connection with the Company (including any of its Subsidiaries):
(a)    Approval of any budget that exceeds the prior year’s budget by more than 20%;
(b)    Approval of the incurrence of any indebtedness in excess of US$20 million (or the equivalent thereof), except (i) if the incurrence of such indebtedness is reasonably necessary to avoid a default under any of the Company’s agreements or (ii) if the incurrence of such indebtedness is required or requested by any Governmental Authority;
(c)    Approval of the granting of Liens on, or the transfer of, assets with a fair market value in excess of US$10 million (or the equivalent thereof);
(d)    Acquisitions of assets or investments in third parties with a fair market value in excess of US$10 million (or the equivalent thereof); and
(e)    Issuance of equity securities.

ANNEX II
Matters requiring the affirmative vote of each Group that holds three percent (3%) or more of the Class A Common Shares.
Matters to be decided in connection with the Company (including any of its Subsidiaries):
(a)    Modifications to the Company’s by-laws;
(b)    Entering into and/or material modification of agreements or contracts between the Company and (i) any Shareholder or its Affiliates; (ii) the directors or managers of any Shareholder or of any Affiliate of any Shareholder; (iii) any manager, Director or Alternate Director of the Company; (iv) any Person directly or indirectly controlled by and/or under common controlled with, and/or related with any of the Persons referred to in (i), (ii) or (iii) above;
(c)    Any material limitation or suspension of any preemptive subscription rights that are required by Law to be granted to the Shareholders in the event of the issuance of Company Shares or the issuance of any debt convertible into Company Shares;
(d)    Any capital contribution to the Company by any Person and/or the granting of any option to subscribe for Company Shares or to otherwise acquire participations and/or equity interests in the Company, except if required or requested by any Governmental Authority;
(e)    Granting of loans to any Person other than a Subsidiary of the Company;
(f)    Voluntary filing in any insolvency procedure and/or the initiation of any out-of- court reorganization proceeding (including, without limitation, any acuerdo preventive extrajudicial);
(g)    Spin-off, merger, consolidation, transformation, dissolution or liquidation of the Company;
(h)    Reductions and amortization of any Company Shares or other repayment of capital contributions; unless made pari passu among all Shareholders; and
(i)    The sale of substantially all the assets of the Company as a whole or separately through on or more related transactions.

ANNEX II
Anti-Corruption Guidelines.
The purpose of these guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, and “Collusive Practices”.
1.    Corrupt Practices
A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party and with respect to: (i) the promising, offering, giving, making, authorizing, insisting on, receiving, accepting or soliciting, directly or indirectly, of any illegal or undue payment or advantage of any nature, to or by any person, with the intention to, or the knowledge that such payment or advantage may, directly or indirectly influence, whether as inducement or reward, the actions or decisions of any Person, including causing any person to refrain from any action or decision; or (ii) any action or omission which is prohibited in any applicable jurisdiction by Law or regulation relating to bribery or corruption.
Interpretation
A.    Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of Law that are not of this nature are excluded from the definition of corrupt practices.
B.    It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local Law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.
C.    In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates Law.
D.    Payment by private sector Persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant Law and international conventions will not be viewed as Corrupt Practices.

2.    Fraudulent Practices
A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.
Interpretation
An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.
3.    Coercive Practices
“Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.
Interpretation
A.    Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.
B.    Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.
4.    Collusive Practices
A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.
Interpretation
Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.
General Interpretation
A Person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

SCHEDULE 1
Key Personnel
None.

SCHEDULE 2
Holders of Class A Common Shares

Shareholder	Shares	Group
Argentum Investments I LLC	44,923,347 Class A Shares	Group A
LAIG Eolia S.A.	6,596,901 Class A Shares	Group A
Fintech Energy LLC	25,760,124 Class A Shares	Group B
Jorge Pablo Brito	8,586,707 Class A Shares	Group B
Delfín Jorge Ezequiel Carballo	8,586,711 Class A Shares	Group B
Banco de Servicios y Transacciones S.A., in its capacity of trustee of the Fideicomiso en Garantía Herederos JHB	8,586,706 Class A Shares	Group B
SOP Trust Trustee, in its capacity of trustee of the SOP Trust	601,068 Class A Shares	N/A

SCHEDULE 3
Notice Addresses

Shareholder	Address	At:	With copy to
Argentum Investments I LLC	40 W 57th St, New York, NY 10019 United States of America	Alfred Barbagallo; Darío Lizzano, Francisco Sersale	Pérez Alati, Grondona, Benites & Arnsten Suipacha 1111, 18th floor, City of Buenos Aires, Argentina At: Diego Serrano Redonnet
LAIG Eolia S.A.	Av. del Libertador 498, 15th floor (C1001ABQ) Buenos Aires, Argentina	Jorge de Pablo	-
Fintech Energy LLC	c/o Fintech Advisory Inc. 375 Park Avenue, 38th Floor New York, New York United States of America	JR Rodriguez	EGFA Abogados Bouchard 680, City of Buenos Aires, Argentina Baruki Gonzalez; Ximena Digon
Jorge Pablo Brito	Sarmiento 447, 7th Floor C1041AAH Buenos Aires Argentina	César Rossi	Bruchou & Funes de Rioja Ing. Enrique Butty 275, 10th floor, City of Buenos Aires, Argentina José María Bazán
Delfín Jorge Ezequiel Carballo	Juana Manso 555, 6th Floor “D” C1107CBJ Buenos Aires Argentina	César Rossi	Bruchou & Funes de Rioja Ing. Enrique Butty 275, 10th floor, City of Buenos Aires, Argentina José María Bazán
Banco de Servicios y Transacciones S.A., in its capacity as trustee of the Fideicomiso en Garantía Herederos JHB	Tte. Gral. Juan Domingo Perón 646 4th Floor, C1038AAN, Buenos Aires Argentina	César Rossi	Bruchou & Funes de Rioja Ing. Enrique Butty 275, 10th floor, City of Buenos Aires, Argentina José María Bazán

EXHIBIT A
Spousal Consent
Pursuant to Article 470 of the Argentine Civil and Commercial Code, [ ], Argentine ID. [ ], spouse of [ ], hereby acknowledges and accepts all the terms and conditions of the [Offer] and the [Agreement], and further grants [his/her] consent to the sale of any Class A Shares owned by [ ] (which, as of the date hereof amount to [ ] Class A Shares representing [ ] percent ([ ]%) of the total outstanding capital stock and voting rights of Genneia, S.A. (on a fully diluted basis)).